Exhibit 10.1

INFORMATION IN THIS EXHIBIT IDENTIFIED BY BRACKETS IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO CASI PHARMACEUTICALS, INC. IF PUBLICLY DISCLOSED.

*** TRIPLE ASTERISKS DENOTE OMISSIONS

LICENSE AND DEVELOPMENT AGREEMENT FOR CB-5339

Dated March 5th, 2021

By and Between

Cleave Therapeutics, Inc.

And

CASI Pharmaceuticals, Inc.

6.1.	Commercialization	28
6.2.	Diligence	28
6.3.	Commercialization Reporting	28
6.4.	Trademarks	29
6.5.	Compliance with Anti-Corruption and Anti-Bribery Laws	29
6.6.	Compliance with Laws, Generally	29
ARTICLE VII Regulatory Matters		29
7.1.	Holder of Regulatory Approvals and Regulatory Materials	29
7.2.	Regulatory Responsibilities	30
7.3.	Regulatory Materials	30
7.4.	Rights of Reference	30
7.5.	Adverse Event Reporting	31
7.6.	Recall of Licensed Product	31
7.7.	Personally Identifiable Data	32
ARTICLE VIII Financial Provisions		32
8.1.	Initial Fee and Equity Investment	32
8.2.	Milestone Payments	32
8.3.	Commercial Event Payments	33
8.4.	Royalty Payments for the Licensed Product	34
8.5.	Royalty Reduction	34
8.6.	Cleave Third Party Agreement Fees	35
8.7.	Timing of Payment	35
8.8.	Mode of Payment and Currency	35
8.9.	Royalty Reports and Records Retention	35
8.10.	Legal Restrictions	35
8.11.	Late Payments	35
8.12.	Audits	36
8.13.	Taxes	36
ARTICLE IX Inventions and Patents		36
9.1.	Patent Contacts	36
9.2.	Ownership of Background Technology	37
9.3.	Ownership of Foreground Technology	37
9.4.	Patent Prosecution and Maintenance	37
9.5.	Enforcement of Patents	39
9.6.	Third Party Actions Claiming Infringement	40
ARTICLE X Confidentiality		41
10.1.	Confidentiality Obligations	41

10.2.	Publications	42
10.3.	Press Releases and Disclosure	43
ARTICLE XI Representations and Warranties		43
11.1.	Representations and Warranties of Both Parties	43
11.2.	Additional Representations, Warranties and Covenants of Cleave	43
11.3.	Additional Representations, Warranties and Covenants of CASI	45
ARTICLE XII Indemnification and Insurance		46
12.1.	Indemnification by CASI	46
12.2.	Indemnification by Cleave	47
12.3.	No Consequential Damages	47
12.4.	Notification of Claims; Conditions to Indemnification Obligations	47
12.5.	Insurance	47
ARTICLE XIII Term and Termination		48
13.1.	Term and Expiration	48
13.2.	Termination of the Agreement by CASI for Convenience	48
13.3.	Termination upon Material Breach	48
13.4.	Termination for Bankruptcy	48
13.5.	Effects of Termination	48
ARTICLE XIV Dispute Resolution		51
14.1.	Disputes	51
14.2.	Escalation to Executive Officers	51
14.3.	Arbitration	51
ARTICLE XV Miscellaneous Provisions		51
15.1.	Relationship of the Parties	51
15.2.	Assignment	52
15.3.	Performance by Affiliates	52
15.4.	Further Actions	52
15.5.	Accounting Procedures	52
15.6.	Force Majeure	52
15.7.	No Trademark Rights	53
15.8.	Entire Agreement of the Parties; Amendments	53
15.9.	Captions	53
15.10.	Governing Law	53
15.11.	Notices and Deliveries	53
15.12.	Language	54
15.13.	Waiver	54
15.14.	Severability	54

15.15.	Interpretation	54
15.16.	Counterparts	54

LICENSE AND DEVELOPMENT AGREEMENT FOR CB-5339

THIS LICENSE AND DEVELOPMENT AGREEMENT FOR CB-5339 (the “Agreement”) is dated as of March 5th, 2021 (the “Effective Date”) by and between Cleave Therapeutics, Inc., a corporation organized under the laws of Delaware having its place of business at 135 Main Street, Suite 1145, San Francisco, CA 94105 (“Cleave”), and CASI Pharmaceuticals, Inc., a corporation organized under the laws of Delaware having a place of business at 9620 Medical Center Drive, Suite 300, Rockville, Maryland 20850 (“CASI”). Cleave and CASI may be each referred to herein as a “Party” or, collectively, as “Parties.”

RECITALS:

WHEREAS, Cleave is a pharmaceutical company engaged in the discovery and development of therapeutics for the treatment of cancer and other diseases;

WHEREAS, CASI is engaged in the research, development, manufacturing, and commercialization of pharmaceutical products; and

WHEREAS, CASI desires to license from Cleave and Cleave wishes to license to CASI, on an exclusive basis, the right to develop and commercialize Cleave’s proprietary small molecule VCP/p97 inhibitor known as CB-5339 in the Territory.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1.“Accounting Standard” means (a) with respect to CASI and its Affiliates, GAAP, (b) with respect to Cleave, GAAP, in each case (a) and (b), consistently applied.

1.2.“Action” has the meaning set forth in Section 9.5(b).

1.3.“Adverse Event” means any serious untoward medical occurrence in a patient or subject who is administered a Licensed Product, but only if and to the extent that such serious untoward medical occurrence is required under Applicable Laws to be reported to the NMPA, the FDA, the EMA, or any other Regulatory Authority.

1.4.“Affiliate” means a Person or entity that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.4, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.5.“Applicable Laws” means any applicable supranational, federal, national, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation,

standard, judgment, order, writ, injunction, decree, arbitration award, agency guidelines or other requirement, license or permit of any Governmental Body, which may be in effect from time to time.

1.6.“Background Technology” of a Party means (a) the Technology owned or Controlled by that Party existing as of the Effective Date or (b) discovered, developed or invented by, for or on behalf of such Party after the Effective Date outside of the scope of this Agreement.

1.7.“Bankrupt Party” has the meaning set forth in Section 13.4.

1.8.“Bankruptcy Event” means (a) voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing; (b) a receiver or custodian is appointed for a Party; (c) proceedings are instituted by or against a Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing; or (d) substantially all of the assets of a Party are seized or attached and not released within sixty (60) days thereafter.

1.9.“Business Day” means any day of the week excluding Saturday, Sunday and any day which is a legal holiday in the USA, or anywhere in the Territory.

1.10.“Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1, provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration of this Agreement.

1.11.“Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year, provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31, 2021 and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.12.“CASI Development Plan” has the meaning set forth in Section 4.1(a).

1.13.“CASI Indemnitees” has the meaning set forth in Section 12.2.

1.14.“CASI Know-How” means all Know-How that is developed or created by or on behalf of CASI or any of its Affiliates under this Agreement during the Term and is necessary or reasonably useful for the Development, manufacture, use, or Commercialization of the Licensed Product. Notwithstanding the foregoing, CASI Know-How does not include any Know-How that is Joint Technology.

1.15.“CASI Materials” means all chemical, biological or physical materials that are developed or created by or on behalf of CASI or any of its Affiliates under this Agreement during the Term and that are necessary or reasonably useful for the Development, manufacture, use or Commercialization of the Licensed Product. Notwithstanding the foregoing, CASI Materials do not include any Material that is Joint Technology.

1.16.“CASI Patents” means all Patent Rights based on inventions invented by or on behalf of CASI or its Affiliates under this Agreement during the Term and that are necessary or reasonably useful for the Development, manufacture, use, or Commercialization of the Licensed Product. Notwithstanding the foregoing, CASI Patents do not include any Joint Patents.

1.17.“CASI Technology” means the CASI Patents, the CASI Know-How and the CASI Materials.

1.18.“CB-5339” means CB-5339, an inhibitor of the Valosin-containing protein (VCP) or transitional endoplasmic reticulum ATPase (TER ATPase) also known as p97. The chemical structure of CB-5339 is set forth on Exhibit A.

1.19.“Cleave In-Licensed Technology” has the meaning set forth in Section 1.24.

1.20.“Cleave Indemnitees” has the meaning set forth in Section 12.1.

1.21.“Cleave Know-How” means all Know-How that is Controlled by Cleave or any of its Affiliates as of the Effective Date or at any time thereafter during the Term and is necessary or reasonably useful for the Development, manufacture, use, or Commercialization of the Licensed Product. Notwithstanding the foregoing, Cleave Know-How does not include any Know-How that is Joint Technology.

1.22.“Cleave Materials” means all chemical, biological or physical materials that are Controlled by Cleave or any of its Affiliates as of the Effective Date or at any time thereafter during the Term and that are necessary or reasonably useful for the Development, manufacture, use or Commercialization of the Licensed Product. Notwithstanding the foregoing, Cleave Materials do not include any Material that is Joint Technology.

1.23.“Cleave Patents” means all Patent Rights that are Controlled by Cleave or its Affiliates as of the Effective Date or at any time thereafter during the Term and that are necessary or reasonably useful for the Development, manufacture, use, or Commercialization of the Licensed Product. The Patent Rights set forth in Exhibit B constitute all such Patent Rights Controlled by Cleave as of the Effective Date. Notwithstanding the foregoing, Cleave Patents do not include any Joint Patents.

1.24.“Cleave Technology” means the Cleave Patents, the Cleave Know-How and the Cleave Materials. For the avoidance of doubt, the Cleave Technology includes any Cleave Patents, Cleave Know-How and Cleave Materials Controlled by Cleave pursuant to any Cleave Third Party Agreement (“Cleave In-Licensed Technology”).

1.25.“Cleave Third Party Agreement(s)” means any agreement between Cleave or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which Cleave or its Affiliates has in-licensed any Cleave Patents, Cleave Know-How, or Cleave Material from such Third Party. Cleave Third Party Agreements existing as of the Effective Date are set forth on Exhibit C.

1.26.“cGCP” means the current standards, practices and procedures set forth in the International Conference on Harmonization (ICH) guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance” including related requirements imposed by the FDA and equivalent NMPA regulations or standards, as applicable, as such standards, practices, procedures, requirements and regulations may be amended from time to time.

1.27.“cGLP” means the current good laboratory practice regulations promulgated by the FDA, published at 21 U.S C.F.R. § 58, and equivalent NMPA regulations or standards, as applicable, as such current laboratory practices, regulations and equivalent NMPA regulations or standards may be amended from time to time.

1.28.“cGMP” means those current practices, as amended from time to time, related to the manufacture of pharmaceutical products and any precursors thereto promulgated in guidelines and regulations of standard compilations including the GMP Rules of the World Health Organization, the United States Code of Federal Regulations, the Guide to Inspection of Bulk Pharmaceutical Chemicals (established by the United States Department of Health and Human Services), the Pharmaceutical Inspection Convention, the PRC Drug Manufacturing Quality Management Standards issued by the NMPA and related laws, regulations, standards and documents (including the China Pharmacopeia), and the European Community Guide to Good Manufacturing Practice in the production of pharmaceutical products.

1.29.“Change of Control” means

(a)a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of a Party’s assets; or

(b)a merger or consolidation in which a Party is not the surviving corporation or in which, if a Party is the surviving corporation, the shareholders of such Party immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess a majority of the voting power of all of the Party’s outstanding stock and other securities and the power to elect a majority of the members of the Party’s board of directors; or

(c)a transaction or series of related transactions (which may include without limitation a tender offer for a Party’s stock or the issuance, sale or exchange of stock of a Party) if the shareholders of such Party immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own stock or other securities of the entity that possess a majority of the voting power of all of the Party’s outstanding stock and other securities and the power to elect a majority of the members of the Party’s board of directors.

1.30.“Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and is designed to measure the safety and/or efficacy of a Licensed Product. Clinical Trials shall include Phase I Trials, Phase II Trials and Phase III Trials.

1.31.“CMO” has the meaning set forth in Section 5.1.

1.32.“Co-Chairperson” has the meaning set forth in Section 3.1.

1.33.“Combination Product” means a product containing both (a) a pharmaceutically active agent or ingredient which constitutes a Licensed Product and (b) one or more other pharmaceutically active agents or ingredients which do not constitute Licensed Products (each, an “Other Component”).

1.34.“Commercialization” or “Commercialize” means any and all activities undertaken before and after Regulatory Approval of an NDA for a particular Licensed Product and that relate to the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Licensed Product, and interacting with Regulatory Authorities regarding the foregoing, in a country, region, or other jurisdiction.

1.35.“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by any Party with respect to any objective, such reasonable, diligent, and good faith efforts as a company of similar size and having similar resources in the pharmaceutical industry would normally use to accomplish a similar objective under similar circumstances exercising reasonable business judgment, taking into account relevant factors that may affect the Development, Manufacture or Commercialization of a product, such as the market potential, estimated profitability, stage in development or product life cycle, provided, however, that with respect to the Development and Commercialization of the Licensed Products in the Territory, such efforts shall be in no event less than those efforts and resources consistently used by CASI for an internally Developed or an in-licensed product of similar strategic importance and at a similar stage of its product life cycle. Without limiting the foregoing, Commercially Reasonable Efforts requires that CASI, its Affiliates or Sublicensees (a) promptly assign responsibility for Development, manufacturing and Commercialization activities with respect to Licensed Products to specific employees or subcontractors and monitoring such progress on an ongoing basis, (b) set and seek to achieve specific and meaningful objectives and timelines for carrying out such Development, manufacturing and Commercialization activities with respect to Licensed Products in the Territory, and (c) make decisions and allocate resources designed to advance progress with respect to such objectives and that seek to achieve timelines set forth in the CASI Development Plan.

1.36.“Competing Product” has the meaning set forth in Section 2.5.

1.37.“Competing Product Transaction” has the meaning set forth in Section 2.7(a).

1.38.“Confidential Information” of a Party means information relating to the business, operations and products of a Party or any of its Affiliates, including but not limited to any technical information, Know-How, trade secrets, or inventions (whether patentable or not), proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future research, Development, manufacture and Commercialization activities, not known or generally available to the public, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement.

1.39.“Controlled” or “Controls” means, with respect to (a) Patent Rights, (b) Know-How, (c) Material, (d) a Competing Product, (e) Regulatory Material, (f) Regulatory Approval, or (g) other property right, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Rights, Know-How, Material, Competing Product, Regulatory Material, Regulatory Approval, or other property right (or in the case of Material, has the right to physical possession of such Material), whether directly or indirectly, and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How, Material, Competing Product, Regulatory Material, Regulatory Approval, or other property right as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding anything in this Agreement to the contrary, a Party will be deemed not to Control any Patent Rights, Know-How, Material, Competing Product, Regulatory Material, Regulatory Approval, or other property right

Controlled by the acquiror or successor following a Change of Control of a Party that such acquiror or successor Controlled immediately prior to such Change of Control, except (i) any Patent Rights, Know-How, Material, Regulatory Material, Regulatory Approval, or other property right arising from active participation by employees or consultants of such acquiror or successor in the Development, manufacture, use, and Commercialization of the Licensed Product in the Field after such Change of Control, or (ii) to the extent any Patent Rights, Know-How, Material, Regulatory Material, Regulatory Approval, or other property right are included in or used in furtherance of the Development, manufacture, use, and Commercialization of the Licensed Product in the Field by such acquiror or successor after such Change of Control.

1.40.“Controlling Party” has the meaning set forth in Section 9.6(c).

1.41.“Cover,” “Covering” or “Covered” means, with respect to a Licensed Product, that the using, selling, or offering for sale of the Licensed Product would, but for a license granted under this Agreement to the relevant Patent Rights, infringe a Valid Claim of the relevant Patent Rights in the Region in which the activity occurs.

1.42.“CTA” means a drug clinical trial registration application submitted to the NMPA or the equivalent application or submission to any equivalent agency or Governmental Body in each Region in the Territory for approval to commence Clinical Trial(s) in such jurisdiction.

1.43.“Development” or “Develop” means, with respect to a Licensed Product, the performance of all pre-clinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, and statistical analysis), Clinical Trials, manufacturing and regulatory activities that are required to obtain Regulatory Approval of the Licensed Product in a country, region, or other jurisdiction.

1.44.“Discontinued Patent” has the meaning set forth in Section 9.4(f).

1.45.“EMA” means the European Medicines Agency or any successor agency.

1.46.“European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.47.“Executive Officers” means, together, the Chief Executive Officer of CASI and the Chief Executive Officer of Cleave.

1.48.“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.49.“Field” means the treatment of all diseases and conditions.

1.50.“First Commercial Sale” means, with respect to a Licensed Product in any Region in the Territory after all necessary Regulatory Approvals for such Licensed Product in such Region have been obtained, the first commercial transfer or disposition for value of the Licensed Product in such Region to an independent or unaffiliated Third Party by CASI, an Affiliate of CASI or a Sublicensee.

1.51.“Foreground Technology” means any Technology developed by either Party alone, or by the Parties jointly, under this Agreement after the Effective Date.

1.52.“Fully Burdened Manufacturing Costs” means, with respect to the Licensed Product manufactured by a Party, that Party’s standard cost per unit comprised [***].  To the extent that Licensed Products are sourced from one or more CMOs or a third party by either Party, Fully Burdened Manufacturing Costs shall be [***].

1.53.“GAAP” means United States generally accepted accounting principles, consistently applied.

1.54.“Generic Competition” means that one of the following conditions are met: (a) after Generic Entry in a Region of the Territory during a Calendar Quarter, [***] (b) after Generic Entry in a Region of the Territory [***].

1.55.“Generic Entry” means, on a Licensed Product-by-Licensed Product basis, the date on which a Generic Product obtained Regulatory Approval and the first commercial sale of such Generic Product occurred in a Region of the Territory.

1.56.“Generic Product(s)” means, with respect to a Licensed Product, any pharmaceutical product that meets all of the following conditions: (a) it is sold by a Third Party that did not obtain such product in a chain of distribution that includes any of CASI, its Affiliates or Sublicensees, and was not manufactured under a sublicense obtained from CASI, its Affiliates or Sublicensees; (b) (i) it contains the active pharmaceutical ingredient of the Licensed Product or (ii) qualifies as a generic product of such Licensed Product under Applicable Laws in the Territory.

1.57.“Global Notice” has the meaning set forth in Section 2.8(a).

1.58.“[***]” has the meaning set forth in Section 2.8(a).

1.59.“Global Study” has the meaning set forth in Section 4.1(d).

1.60.“Global Transaction” has the meaning set forth in Section 2.8(a).

1.61.“Governmental Body” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multinational or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.62.“Indication” means a disease classification block as defined within the “International Statistical Classification of Diseases and Related Health Problems” as published from time to time by the World Health Organization (e.g., “C50 Malignant neoplasm of Breast,” “C92 Myeloid leukemia,” “B20 Human immunodeficiency virus [HIV] disease resulting in infectious and parasitic diseases,” “M34 Systemic sclerosis”).

1.63.“Initiation” of a Clinical Trial means the date of the first dosing of the Licensed Product to the first subject in such Clinical Trial.

1.64.“Joint Patents” means any Patent Rights within the Joint Technology.

1.65.“Joint Technology” means any Technology that is developed or reduced to practice together by an employee, contractor, subcontractor or Affiliate of CASI and an employee, contractor, subcontractor or Affiliate of Cleave in the course of or in connection with this Agreement after the Effective Date.

1.66.“JSC” or “Joint Steering Committee” has the meaning set forth in Section 3.1.

1.67.“Know-How” means any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including, without limitation, discoveries, inventions, trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques, concepts, ideas, specifications, formulations, formulae, data (including, but not limited to, pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, the NMPA, FDA, EMA, or other Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation, including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.

1.68.“Knowledge” means, with respect to a matter that is the subject of a given representation or warranty of a Party, the actual knowledge, information or belief that any officer or director or other employee of such Party has.

1.69.“Licensed Product” means CB-5339, an inhibitor of the Valosin-containing protein (VCP) or transitional endoplasmic reticulum ATPase (TER ATPase), also known as p97. This shall mean any pharmaceutical composition or preparation containing or comprising CB-5339 as its sole active ingredient, including all presentations, formulations, modes of administration, dosages and dosage forms thereof, including as part of a Combination Product.

1.70.“Losses” has the meaning set forth in Section 12.1.

1.71.“Manufacturing Collaboration and Supply Agreement” has the meaning set forth in Section 5.3.

1.72.“Material” means any tangible chemical, biological or physical research materials (including, without limitation, plasmids, cell lines, molecules, compounds and other chemical compositions) that are furnished by or on behalf of one Party to the other Party in connection with this Agreement.

1.73.“NDA” means a New Drug Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR.§ 314.3 et seq, a European Marketing Authorization Application and any equivalent application submitted in any Region in the Territory, including a drug registration marketing application in the People’s Republic of China, together, in each case, with all additions, deletions or supplements thereto.

1.74.“Net Sales” means the gross amounts invoiced by CASI, its Affiliates and Sublicensees for sales of Licensed Products to independent or unaffiliated Third Party purchasers of the Licensed Product in bona fide, arms-length transactions, less the following deductions with respect to such sales to the extent that such amounts are either included in the billing as a line item as part of the gross amount invoiced, or otherwise documented in accordance with the applicable Accounting Standard to be specifically attributable to actual sales of the Licensed Product.

(a)Customary and reasonable trade discounts, including trade, cash and quantity discounts or rebates, credits, or refunds (including inventory management fees, discounts, or credits);

(b)allowances or credits actually granted upon claims, returns or rejections of products, including recalls, regardless of the party requesting such recall;

(c)charges included in the gross sales price for freight, insurance, transportation, postage, handling, and any other charges relating to the sale, transportation, delivery or return of the Licensed Product;

(d)customs duties, sales, excise and use taxes and any other governmental charges (including value-added tax) actually paid in connection with the transportation, distribution, use or sale of the Licensed Product (but excluding what is commonly known as income taxes);

(e)rebates and chargebacks or retroactive price reductions made to federal, state, or local governments (or their agencies), or any Third Party payor, administrator or contractor, including managed health organizations;

(f)deductions for bad debts to the extent relating to the Licensed Product actually written off, with reasonable collection efforts and added back if collected;

(g)fees paid to wholesalers, distributors, or other trade customers related to the distribution or sale of Licensed Products, provided that, in any event, deductions for such fees shall  [***] of the underling Net Sales; and

(h)other similar and customary deductions to the extent such deductions are a bona fide reduction from gross invoiced sales which are in accordance with the applicable Accounting Standards to arrive at “net sales” under the applicable Accounting Standards.

For the avoidance of doubt, Net Sales shall include the amount or fair market value of all other considerations received by CASI, its Affiliates or Sublicensees in respect of the Licensed Products, whether such consideration is in cash, payment in kind, exchange or other form. Net Sales will be calculated only once for the first bona fide arm’s length sale of such Licensed Product by Licensee, its Affiliates or Sublicensees

to a Third Party purchaser, and will not include sales between or among CASI, its Affiliates or Sublicensees unless the purchaser in such sale is the final end user.

The transfer of a Licensed Product to an Affiliate, Sublicensee, or other Third Party for no profit (w) in connection with the Development or testing of a Licensed Product (including the conduct of clinical studies), (x) for purposes of distribution as promotional samples, (y) in connection with patient assistance programs or other charitable purposes, such as compassionate use, “named patient” or expanded access programs, or (z) by and between CASI and its Affiliates or Sublicensees shall not, in any case, be considered a Net Sale of a Licensed Product under this Agreement.

If a Licensed Product under this Agreement is sold in the form of a Combination Product, then Net Sales for such Combination Product shall be determined on a Region-by-Region basis by mutual agreement of the Parties in good faith taking into account the perceived relative value contributions of the Licensed Product and the other ingredient or agent in the Combination Product, as reflected in their respective market prices. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, designated by the International Chamber of Commerce in Paris, shall determine such relative value contributions and such determination shall be final and binding upon the Parties.

In the event a Licensed Product is “bundled” for sale together with one or more other products in a Region (a “Product Bundle”), then Net Sales for the Licensed Product shall be determined on a Region-by-Region basis by mutual agreement of the Parties in good faith taking into account the relative value contributions of the Licensed Product and the other products in the Product Bundle, as reflected in their individual sales prices. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, the International Chamber of Commerce shall determine such relative value contributions and such determination shall be final and binding upon the Parties.

1.75.“NMPA” means the National Medical Products Administration, or any successor agency of the People’s Republic of China. For the avoidance of doubt, NMPA includes its affiliated centers, such as the Center for Drug Evaluation, the Center for Food and Drug Inspections, and the Center for Drug Revaluation (National Adverse Drug Reaction Center).

1.76.“Other Component” has the meaning set forth in Section 1.33.

1.77.“Other Party” has the meaning set forth in Section 9.5(b).

1.78.“Out-of-Pocket Expenses” means expenses actually paid by a Party to any Third Party.

1.79.“Patent Contacts” means the person responsible for communication on patent matters appointed by each Party in accordance with Section 9.1.

1.80.“Patent Prosecution Party” has the meaning set forth in Section 9.4(d).

1.81.“Patent Right” means (a) an issued or granted patent, including any patent term extension, supplementary protection certificate (including any pediatric extension),

registration, confirmation, reissue, reexamination, extension or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country, region, or other jurisdiction.

1.82.“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.83.“Phase I Trial” means a Clinical Trial in which the Licensed Product is administered to human subjects at single and multiple dose levels with the primary purpose of determining safety, metabolism, and pharmacokinetic and pharmacodynamic properties of the Licensed Product, and which is consistent with 21 U.S. CFR § 312.21(a), or, with respect to any other country or jurisdiction, the equivalent of such a Clinical Trial in such other country or jurisdiction.

1.84.“Phase II Trial” means a Clinical Trial of the Licensed Product in human patients, the principal purposes of which are to make a preliminary determination that the Licensed Product is safe for its intended use, to determine its optimal dose, and to obtain sufficient information about the Licensed Product’s efficacy to permit the design of Phase III Trials, and which is consistent with 21 U.S. CFR § 312.21(b), or, with respect to any other country or jurisdiction, the equivalent of such a Clinical Trial in such other country or jurisdiction.

1.85.“Phase III Trial” means a Clinical Trial of the Licensed Product in human patients, which trial is designed (a) to establish that the Licensed Product is safe and efficacious for its intended use; (b) to define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; and (c) to be, either by itself or together with one or more other Clinical Trials having a comparable design and size, the final human Clinical Trial in support of Regulatory Approval of an NDA of the Licensed Product, and (d) consistent with 21 U.S. CFR § 312.21(c), or, with respect to any other country or jurisdiction, the equivalent of such a Clinical Trial in such other country or jurisdiction.

1.86.“PRC” means the People’s Republic of China, for purposes of this Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan.

1.87.“Product Bundle” has the meaning set forth in Section 1.74.

1.88.“Project Leader” has the meaning set forth in Section 3.9.

1.89.“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a patent, the preparation, filing, prosecution and maintenance of such patent, as well as of re-examinations, reissues, appeals, and requests for patent term adjustments with respect to such patent, together with the initiation or defense of interferences, the initiation or defense of oppositions, the initiation or defense of invalidations, and other similar proceedings with respect to the particular patent, and any appeals therefrom. For clarity, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other defense (including defending patent validity in an infringement suit brought by a third party), or enforcement actions taken with respect to a patent.

1.90.“Region” has the meaning set forth in Section 1.112.

1.91.“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority necessary for the Development, manufacture, use, storage, import, transport or Commercialization of the Licensed Product in a particular country, region, or jurisdiction.

1.92.“Regulatory Authority” means (a) the NMPA, (b) the FDA, (c) the EMA or the European Commission, or (d) any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world.

1.93.“Regulatory Communications” any meetings, submissions, filings by CASI with any Regulatory Authority in a Region and any notices, correspondences, communications, or other filings received by CASI from any Regulatory Authority in a Region relating to the Development, manufacture, packaging, obtaining marketing authorization, marketing, selling or otherwise Commercialization of the Licensed Product in such Region.

1.94.“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by Applicable Laws or any Regulatory Authority with respect to a Licensed Product other than patents, including rights conferred in the United States under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), rights conferred in the PRC under the PRC Patent Law, the Implementation Rules of the PRC Drug Administration Law and the relevant regulatory guidance documents or rights similar thereto outside of the United States or the PRC.

1.95.“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, discussion/meeting minutes, registrations, Regulatory Approvals and/or other filings made or related to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, manufacture, package, obtain marketing authorization, market, sell or otherwise Commercialize the Licensed Product in a particular country, region, or regulatory jurisdiction. Regulatory Materials include INDs, presentations, responses, and applications for other Regulatory Approvals.

1.96.“Representatives” has the meaning set forth in Section 10.1.

1.97.“Results” has the meaning set forth in Section 4.6.

1.98.“[***]” has the meaning set forth in Section 2.7(a).

1.99.“[***]” has the meaning set forth in Section 2.7(a).

1.100.“[***]” has the meaning set forth in Section 2.7(a).

1.101.“[***]” has the meaning set forth in Section 2.7(a).

1.102.“[***]” has the meaning set forth in Section 2.7(a).

1.103.“Royalty Term” means, on a Licensed Product-by-Licensed Product and Region-by-Region basis, the period from the First Commercial Sale of such Licensed Product in such Region until the later of (a) [***], (b) [***], and (c) the expiry of any Regulatory Exclusivity in that Region.

1.104.“Safety and Pharmacovigilance Agreement” has the meaning set forth in Section 7.5.

1.105.“Segregate” means, with respect to a Competing Product, to segregate the research, development, manufacturing and commercialization activities relating to such Competing Product from research, development and commercialization activities with respect to Licensed Products under this Agreement, including by ensuring that (a) no personnel involved in performing the research, development or commercialization, as applicable, of such Competing Product, have access to non-public plans or non-public information or data relating to the research, development or commercialization of Licensed Products or any other Confidential Information of the applicable Party; and (b) no personnel involved in performing the research, development or commercialization of Licensed Products have access to non-public plans or information relating to the research, development or commercialization of such Competing Product; provided that, in case of either (a) or (b), senior management personnel may review and evaluate plans and information regarding the research, development and commercialization of such Competing Products, solely in connection with portfolio decision-making among product opportunities.

1.106.“Sublicensee” means a Person other than an Affiliate of a Party to which that Party has granted sublicense rights under any of the license rights granted under Article II. “Sublicense” shall be construed accordingly.

1.107.“Supply Agreement” has the meaning set forth in Section 5.1.

1.108.“Target” means the Valosin-containing protein (VCP) or transitional endoplasmic reticulum ATPase (TER ATPase) also known as p97, including all isoforms and mutations of such.

1.109.“Tax” or “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, or withholdings imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

1.110.“Technology” means Know-How, Materials, and/or Patent Rights.

1.111.“Term” has the meaning set forth in Section 13.1.

1.112.“Territory” means PRC, Hong Kong Special Administrative Region, Macau Special Administrative Region, and Taiwan (individually referred to as a “Region”).

1.113.“Third Party” means any Person, company or corporation other than Cleave, CASI or Affiliates of either of them.

1.114.“Third Party Action” means any claim or action made by a Third Party against either Party that claims that the Licensed Product, or its use, Development, manufacture or Commercialization infringes such Third Party’s intellectual property rights.

1.115.“United States” or “US” means the United States of America, its territories and possessions.

1.116.“Valid Claim” means any claim in any (a) unexpired and issued patent that has not been disclaimed, revoked or held invalid by a final non-appealable decision of a court or other governmental agency of competent jurisdiction or (b) patent application that has not lapsed, in the case of a provisional patent application, or been cancelled, withdrawn or abandoned without the possibility or revival, nor has been pending [***] from the earliest priority date claimed for such application.

ARTICLE II

LICENSES AND OTHER RIGHTS

2.1.Grant of License to CASI.  Subject to the terms and conditions of this Agreement, Cleave hereby grants to CASI an exclusive, royalty-bearing right and license (with the right to sublicense, and to further sublicense, subject to the provisions of Section 2.2) under the Cleave Technology and Cleave’s interest in the Joint Technology to Develop (subject to Article V), manufacture and have manufactured (subject to Article V), use and Commercialize (subject to Article V) the Licensed Product (including as one component of a Combination Product) in the Field in the Territory. Notwithstanding anything to the contrary in this Agreement, Licensee is not granted a license under the Cleave Technology or any other intellectual property rights Controlled by Cleave to Develop, manufacture and have manufactured, use or Commercialize any Other Component, including any Other Component of a Combination Product.

2.2.Grant of Sublicense by CASI.  CASI shall have the right to grant Sublicenses to its Affiliates under the licenses granted in Section 2.1 above and rights of reference granted under Section 7.4 without Cleave’s consent. CASI shall have the right to grant Sublicenses to a Third Party, in whole or in part, under the license granted in Section 2.1 above and rights of reference granted under Section 7.4, subject to the prior written consent of Cleave, which consent shall not be unreasonably delayed, withheld or conditioned. Each Sublicense agreement shall be consistent with, and shall be subject to, the terms and conditions of this Agreement, and CASI shall remain responsible for the performance of its obligations under this Agreement, regardless of whether CASI may have delegated those obligations to its Sublicensees. CASI shall promptly, and in any event within [***] of granting a Sublicense, provide Cleave with a copy of the executed Sublicense agreement, provided that CASI may redact any confidential or proprietary information contained therein that is not necessary for Cleave to determine compliance with this Agreement.

2.3.Grant of License to Cleave.  Subject to the terms and conditions of this Agreement, CASI hereby grants to Cleave an exclusive, royalty-free right and license (with the right to sublicense, and to further sublicense) under the CASI Technology and CASI’s interest in the Joint Technology to Develop, manufacture and have manufactured, use and Commercialize the Licensed Product in the Field in all countries outside of the Territory.

2.4.Right to Subcontract of CASI.  CASI may exercise any of the rights or obligations that CASI may have under this Agreement by subcontracting the exercise or performance of all or any portion of such rights and obligations on CASI’s behalf without having to grant any Sublicense to the applicable subcontractor. Any Affiliate or Third Party subcontractor to be engaged by CASI hereunder shall meet the qualifications set forth on Exhibit G. CASI shall remain responsible and obligated for such subcontracted activities and the performance of this Agreement and shall cause any such subcontractor to comply with all applicable terms and conditions of this Agreement. In addition, CASI shall ensure that any and all Know-How, Patent Rights and other intellectual property rights arising or created by any such Affiliate or Third Party subcontractor in relation to the subcontracted activity shall be assigned solely to and in the name of CASI hereunder.

2.5.Non-Compete Obligations of CASI.  Subject to Section 2.6 and except as otherwise agreed by the Parties, during the Term, CASI shall not, and shall ensure that its Affiliates do not, independently or for or with any Third Party, develop, manufacture, commercialize or otherwise exploit [***] (each a “Competing Product”) in the Territory, other than Licensed Products in accordance with this Agreement.

2.6.Acquisition of Competing Programs.  Notwithstanding Section 2.5, if at any time during the Term,

(a)CASI or any of its Affiliates acquires rights in the Territory to a Competing Product through the acquisition of a Third Party (whether by merger or acquisition of all or substantially all of the stock or assets of a Third Party or of any operating or business division of a Third Party or similar transaction), such acquisition, and the development, manufacture, commercialization or otherwise exploitation of such Competing Product thereafter, shall not constitute a breach of Section 2.5, provided [***]; or

(b)a Third Party that is (at the time of such acquisition) developing, manufacturing, commercializing or otherwise exploiting a Competing Product acquires CASI (whether by merger or acquisition of all or substantially all of the stock or of all or substantially all of the assets of CASI or of any operating or business division of CASI or similar transaction that includes the business of CASI to which this Agreement relates), such acquisition, and the development, manufacture, commercialization or otherwise exploitation of such Competing Product by such relevant acquiring Third Party, as the case may be, or any of its Affiliates, shall not constitute a breach of Section 2.5, provided that such acquiring Third Party at all times following such acquisition Segregates such Competing Product.

2.7.[***] for Competing Product of Cleave.

(a)General. For any Competing Product Controlled by Cleave or its Affiliates, on a Competing Product-by-Competing Product and Region-by-Region basis, Cleave hereby grants to CASI a [***].   At the time when Cleave or its Affiliates intends to develop, manufacture, commercialize or otherwise exploit (either by itself, its Affiliates, or with a Third Party) a Competing Product Controlled by Cleave or its Affiliates in a Region, Cleave shall [***].

(b)[***] Expiration.  If (i) CASI does not provide Cleave with [***] with respect to a Competing Product in a Region prior to the expiration of the [***], or (ii) if CASI timely provides Cleave with a [***] Notice with respect to such Competing Product and the Parties [***] and Cleave shall be free to pursue a transaction with any Third Party with respect to such Competing Product in such Region, provided that in the case of clause (ii) above, [***] by CASI or Cleave during the [***].

(c)[***].  Notwithstanding anything to the contrary herein, the Parties agree that the [***] with respect to a Competing Product for a Region shall automatically renew if Cleave does not enter into a definitive agreement for a Competing Product Transaction with respect thereto with a Third Party as described in Section 2.7(b) above within [***] after the expiration of the most recent [***] with respect to such Competing Product for such Region; provided, however, that (i) [***], then the [***] with respect to such Competing Product for such Region shall not renew until the earlier of completion of such negotiations without execution of an agreement for such Competing Product Transaction or [***] following the end of such [***], and (ii) in no event shall the [***] with respect to any Competing Product extend beyond the Term.

2.8.[***] for CB-5339 Global Rights.

(a)General. Cleave hereby grants to CASI a [***] during the Term to acquire the rights or obtain an exclusive license to develop, manufacture, commercialize or otherwise exploit the global rights to CB-5339, including the Patent Rights, Know-How, and other intellectual property Controlled by Cleave or its Affiliates relating to CB-5339, including the Licensed Product, if Cleave or an acquirer of Cleave [***]  (a “Global Transaction”) solely in accordance with the terms set forth in this Section 2.8(a) (the “Global [***]”). At any time when Cleave and its Affiliates intend to [***], Cleave shall promptly provide CASI with a written notice of [***] (the “Global Notice”) detailing (i) a description of the development and commercialization activities of CB-5339 outside the Territory together with any other materials or information in Cleave’s or its Affiliates’ possession regarding CB-5339 that would be reasonably useful for CASI to determine its interest therein, and (ii) a description of the financial and other material terms under which Cleave would enter into such Global Transaction. Upon CASI’s written request, Cleave shall promptly, and in any case within [***] of receipt of such request, provide any additional information in Cleave’s or its Affiliates’ possession with respect to CB-5339 or the proposed terms of such Global Transaction reasonably requested by CASI that is reasonably necessary to assist [***] under this Section 2.8(a). Within [***] following CASI’s receipt of such [***] Notice (the “Global Exercise Period”), CASI may exercise the Global [***] by providing Cleave with written notice of its intent thereto (the “Global Exercise Notice”). Upon Cleave’s receipt of such Global Exercise Notice, the Parties shall exclusively negotiate in good faith for a period of [***] from the date of the Global Exercise Notice (the “Global Negotiation Period”) to agree on the terms for such Global Transaction.

(b)Global [***]. If (i) CASI does not provide Cleave with a [***] with respect to a Global Transaction prior to the expiration of the [***], or (ii) if CASI timely provides Cleave with a [***] and the Parties [***] and Cleave shall be free to pursue a transaction with any Third Party with respect to such Global Transaction, subject to the rights granted to CASI under this Agreement.

2.9.Cleave Third Party Agreements.  Cleave Technology licensed from Cleave Third Party Agreements are set forth in Exhibit C, and include all material terms and conditions of Cleave Third Party Agreements that CASI must comply with or that may restrict or limit CASI’s use of Cleave’s In-Licensed Technology. Cleave shall obtain consent or approval from the respective contracting parti es of any Cleave Third Party Agreements where such party’s consent or approval is required for CASI to use any Cleave In-Licensed Technology to conduct any activities as contemplated under this Agreement. In relation to such Cleave Third Party Agreements, Cleave agrees to certain representations, warranties and covenants set forth in Section 11.2.

ARTICLE III

GOVERNANCE

3.1.Formation and Composition of the Joint Steering Committee.  As soon as reasonably practicable after the Effective Date, but in no event later than thirty (30) days following the Effective Date, a Joint Steering Committee shall be established to oversee and control the implementation of this Agreement between the Parties: It shall be composed of three (3) representatives from each Party (the “JSC” or “Joint Steering Committee”). The Parties shall notify one another in writing of any change in the membership of the JSC. An alternate member designated by a Party may serve temporarily in the absence of a permanent member of the JSC for such Party. Each Party will designate one member of the JSC, which shall be drawn from the ranks of senior management of each Party, as a “Co-Chairperson.”

3.2.JSC Functions and Powers.  The JSC shall:

(a)monitor the progress of the CASI Development Plan and review and discuss any results thereunder;

(b)approve updates and amendments to the CASI Development Plan each Calendar Quarter, including all relevant timelines;

(c)serve as a forum of exchange and coordination with respect to regulatory, clinical, patent, manufacturing, and Commercialization strategies (directly or through subcommittees);

(d)serve as the first forum for the settlement of disputes or disagreements resulting from or arising out of this Agreement; and

(e)perform such other functions as appropriate to further the purposes of this Agreement, as mutually agreed to in writing by the Parties.

3.3.Limitations of Powers of the JSC.  The JSC shall have no power to amend this Agreement and shall have only such powers as are specifically delegated to it hereunder.

3.4.Determinations.  The JSC will take action by unanimous consent of the Parties, with each Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting. Determinations of the JSC can also be made by a written resolution, signed by a designated representative of each of the Parties. In the event the JSC is unable to secure unanimous consent on a matter and such matter is unable to be resolved by the Executive Officers within the period of ten (10) Business Days in accordance with Section 14.2, then CASI shall have final decision-making authority on matters that primarily relate to the [***], in which case Cleave will have the final decision-making authority with respect to such matter. Without limitation, such matters include (a) [***].

3.5.Meetings of the JSC.  Subject to the provisions of the next sentence and Section 3.7, the JSC shall hold meetings at least once each Calendar Quarter (unless otherwise unanimously agreed by the JSC) at such times and places as shall be determined by the JSC (including by videoconference, telephone, or web conference), but in no event shall such meetings be held in person less frequently than once per Calendar Year (unless otherwise unanimously agreed by the JSC or for force majeure reasons such as travel restrictions from a pandemic). The first JSC meeting shall be held as soon as possible, but no later than thirty (30)

days after the Effective Date. At least three (3) members of the JSC will constitute a quorum for any meeting, provided that at least one (1) representative from each Party is present. Each Co-Chairperson will on an alternate basis be responsible for organizing the meetings of the JSC and for distributing the agenda of the meetings but will have no additional powers or rights beyond those held by the other representatives to the JSC. The responsible Co-Chairperson will include on the agenda any item within the scope of the responsibility of the JSC that is requested to be included by a Party and will distribute the agenda to the Parties no less than five (5) Business Days before any meeting of the JSC. A Party may invite other senior personnel of their organization to attend meetings of the JSC, as appropriate; provided, however, that such other senior personnel shall not have any duties of a JSC member. The JSC may act without a meeting if prior to such action a written consent thereto is given by both Parties in accordance with Section 3.4. Each Party shall be responsible for its travel costs incurred for attending JSC meetings.

3.6.Meeting Minutes.  Minutes will be kept of all JSC meetings by the responsible Co-Chairperson for that JSC meeting and sent to all members of the JSC for review and approval within five (5) Business Days after each meeting. Minutes will be deemed approved unless any member of the JSC objects to the accuracy of such minutes by providing written notice to the other members of the JSC within five (5) Business Days of receipt of the minutes. In the event of any such objection that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute.

3.7.Urgent Matters.  Notwithstanding anything in Section 3.5 expressed or implied to the contrary, in the event that an urgent issue or matter arises that requires prompt action by the JSC, the JSC shall arrange for a teleconference call (or otherwise meet) for the purpose of resolving the issue or matter. Such JSC teleconference call shall take place as promptly as possible, with the immediacy of the issue or matter requiring JSC action determining the time, place and manner of the conduct of the meeting.

3.8.Subcommittees.  The JSC may form subcommittees as determined by the needs of the Parties. Any subcommittee established by the JSC shall have appropriate representation of each Party. Any such subcommittee shall be given assignments from the JSC, shall be subject to the authority of the JSC, shall have no power or authority greater than that of the JSC, and shall report its actions to the JSC. At the request of either Party at any time, any such subcommittee shall be dissolved and its powers and functions returned to the JSC.

3.9.Appointment of Project Leaders.  Each Party shall appoint its initial project leader who shall coordinate the Development of the Licensed Product (each, a “Project Leader”) within ten (10) Business Days after the Effective Date and shall promptly thereafter notify the other Party of such appointment. If at any time a vacancy occurs for any reason, the Party that appointed the prior incumbent shall as soon as reasonably practicable appoint a successor. Each Party shall promptly notify the other Party of any substitution of another person as its Project Leader. Each Party’s Project Leader will be available during the existence of the JSC to answer any reasonable questions from the other Party. In addition, CASI’s Project Leader shall endeavor to keep Cleave’s Project Leader regularly updated on the progress of the CASI Development Plan. Cleave’s Project Leader shall endeavor to keep CASI’s Project Leader regularly updated on the global strategy by Cleave or its licensee to the extent such information would reasonably be expected to have any implications on Development or Commercialization of the Licensed Product in the Territory.

ARTICLE IV

DEVELOPMENT

4.1.Development of the Licensed Product by CASI.

(a)Except to the extent otherwise set forth in this Agreement, CASI shall have the sole responsibility to Develop the Licensed Product and to conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) all Clinical Trials and non-clinical studies CASI believes appropriate to obtain Regulatory Approval for the Licensed Product in the Territory. The Licensed Product will be developed in the Territory as an imported product through the Import Drug Registration pathway and/or domestically as a locally manufactured product. Cleave or any of its Affiliates will provide all reasonable assistance and support necessary for CASI to effectuate the Development and registration of the Licensed Product for clinical trial approval and marketing approval in the Territory. If the Licensed Product is to be registered as an imported product, the NMPA regulations and process require that Cleave remain the Sponsor and Market Authorization Holder on record in the product submissions and CASI will be on record as Cleave’s agent and licensee. In furtherance of the foregoing, Cleave or any of its affiliates will provide CASI reasonable assistance and cooperation as necessary for CASI to serve as Cleave’s agent and licensee of the Licensed Product in the Territory. Should the law in China change to permit CASI to hold the clinical trial approval and/or marketing authorization, CASI will apply for such transfer at Cleave’s request. Within ninety (90) days after the Effective Date, the JSC will approve a CASI clinical development plan and timelines for the Development of CB-5339 in the Territory (the “CASI Development Plan”). The CASI Development Plan will be reviewed and agreed upon by the CB-5339 Joint Project Team established by the Parties as a subcommittee of the JSC and will be based on the PRC import drug registration requirements. The initial CASI Development Plan, with respect to acute myeloid leukemia (AML) and multiple myeloma (MM) indications, will be based on the CB-5339 Global Development Plan, attached hereto as Exhibit D. The requirements of the NMPA (including a potential Phase 1 Trial dose escalation study, a pharmacokinetics study and any analytical testing in the PRC on patient samples from Chinese citizens) will be built into the CASI Development Plan. Without limiting and subject to CASI’s diligence obligations under Section 4.2, the following timeframes are generally required:

(i)for CASI to file the first CTA for the Licensed Product in the Territory: Approximately [***] after completion of the initial technology transfer to CASI in accordance with Section 4.3 and CASI’s receipt from Cleave of the complete IND, data package, manufacturing documentation, regulatory filings, vendor master files and documentation from Cleave necessary for such CTA filing in the Territory; and

(ii)for study site Initiation for the first Clinical Trial in the Territory: Approximately [***] after CASI receiving the Regulatory Approval from the Regulatory Authority in the Territory to conduct such Clinical Trial.

CASI shall make necessary amendments to the CASI Development Plan in accordance with any change in local regulatory requirements with respect to the Development of the Licensed Products in the Territory.

(b)For clarity, the CASI Development Plan shall describe in reasonable detail the Development activities to be performed as well as corresponding decision points and milestones to further the Development process and to obtain Regulatory Approval for the Licensed Product in the Territory.

(c)Cleave shall consult with CASI for key decisions relating to the Development of the Licensed Product that may affect the Development of the Licensed Product in the Territory including but not limited to (i) clinical development strategy, (ii) design of Clinical Trials, and (iii) manufacturing changes. CASI shall in good faith take into consideration any suggestions made by Cleave but shall have [***].

(d)If Cleave or any of its licensees or sublicensees conducts a global clinical study that comprises a clinical trial administering the Licensed Product, the results of which would form the basis for submitting a regulatory marketing authorization application for the Licensed Product (“Global Study”) under Cleave’s or such licensee’s or sublicensee’s IND, and the data generated from such Global Study in the Territory would be necessary or reasonably useful for CASI to obtain regulatory approval of the Licensed Product in the Territory, then to the extent permitted under applicable law, CASI will [***], subject to the terms below. Cleave shall, and shall cause its Third Party licensees or sublicensees (as applicable) to allow CASI to [***] Party licensee or sublicensee shall have the final decision-making authority with respect to such Global Study, and (b) [***].

4.2.Diligence.  CASI shall use Commercially Reasonable Efforts to Develop the Licensed Product in the Territory and conduct clinical studies necessary to support Regulatory Approval of the Licensed Product in the Territory. CASI shall maintain and utilize qualified staff, laboratories, offices and other facilities as needed to Develop the Licensed Product and shall use personnel with skills and experience as may be required to accomplish efficiently and expeditiously such tasks and objectives of the CASI Development Plan in a good scientific manner and in compliance in all material respects with all Applicable Laws, and cGLP, cGCP and cGMP standards, as applicable. CASI shall, as part of its obligations hereunder, (a) obtain all required Regulatory Authority, human genetic resource, and ethics committee and independent review board approvals prior to conducting any Clinical Trials involving human subjects and (b) obtain all the consents required by Applicable Law from the human subjects participating in any Clinical Trials conducted by CASI.

4.3.Technology Transfer to CASI.

(a)[***] Cleave shall provide CASI with preclinical, clinical trial and CMC data and regulatory filings and documentation that are Controlled by Cleave and in Cleave’s possession and necessary or reasonably useful to assist CASI in IND, CTA and NDA filing for CB-5339 in the Territory. Within [***] of the Effective Date, Cleave shall provide CASI with complete, core data package and regulatory filings and documentation (including IND) that are Controlled by Cleave and in its possession and necessary or reasonably useful for CB-5339 IND and CTA filing in the Territory, including any of the foregoing requested by CASI.

(b)Throughout the Term, Cleave will provide to CASI clinical trial data and regulatory filings and documentation for CB-5339 as such data and filings become available and to the extent such data and filings are necessary or reasonably useful for CB-5339 licensure in the Territory (or reasonably requested by CASI). Cleave’s obligation to provide data and regulatory filings and documentation will include any CB-5339 data and regulatory filings and documentation in the name of Cleave’s Affiliates. Any regulatory filings in Cleave’s name, including human genetic resource applications on which Cleave is named as a collaborator or an “other entity,” shall be subject to Cleave’s approval prior to submission. From time to time during the Term, Cleave will provide to CASI any new Cleave Technology necessary or reasonably useful for CASI to Develop and Commercialize the Licensed Product in the Territory [***]. In the event that a Third Party licensee of Cleave conducts Clinical Trials for the Licensed Product in any territory outside the Territory, Cleave will use Commercially Reasonable Efforts to obtain or retain the ability to share that Third Party licensee’s data and regulatory filings and documentation with CASI, and share the same with CASI, solely for purposes of Development and Commercialization of the Licensed Product in the Territory.

(c)In case CASI requires any materials provided to CASI pursuant to Section 4.3(a) or Section 4.3(b) translated into Chinese, any required language translation from English into Chinese will be performed by [***]. In the event any such materials are in a language other than English, at CASI’s request, Cleave will translate such materials into English [***].

4.4.Technology Transfer to Cleave.  From time to time during the Term, CASI will transfer to Cleave any new CASI Technology necessary or reasonably useful for Cleave, its Affiliates or licensees to Develop, manufacture and Commercialize the Licensed Product outside of the Territory, [***].

4.5.Cleave Support in Development.

(a)Support. Cleave shall provide all reasonable assistance and support as set forth in Section 4.1(a) [***]. Such assistance and support to be provided by Cleave during the Term is subject to the continued availability of resources and its employees who have the required technical knowledge to provide such assistance and support. Preparation for and participation by Cleave in JSC meetings or meetings of subcommittees formed under Section 3.8 shall not be considered to be such assistance and support.

(b)Cleave Expenses. All reasonable expenses incurred by Cleave which CASI is responsible for reimbursing under this Section 4.5 shall be reimbursed by CASI in U.S. Dollars based on the exchange rate at the end of the Calendar Quarter in which the expenses were incurred. Within thirty (30) days following the end of each Calendar Quarter, Cleave shall submit an invoice to CASI (addressed to CASI’s Project Leader) for the expenses Cleave incurred during such Calendar Quarter in connection with the Cleave Development support, and CASI shall pay such invoice within thirty (30) days after receipt thereof.

4.6.Records.  CASI shall maintain or cause to be maintained records in sufficient detail and in a manner that will completely and accurately reflect all work done and all data, results, inventions and discoveries (“Results”) achieved in the performance of the CASI Development Plan (such records to be in the form required under any applicable Governmental Body regulations). CASI will promptly provide to the JSC any Results that would reasonably be expected to have a material impact on the Development of the Licensed Product outside of the Territory or create any financial liability for Cleave. Such records shall be maintained during the Term and for a period of [***] thereafter.

4.7.Development Reports.  Following the Effective Date and as long as any Development of the Licensed Product is performed in the Territory, on a [***] basis after the first JSC meeting, CASI shall provide to Cleave a written report that summarizes the Development activities performed by CASI and its Affiliates and Sublicensees in the Territory since the prior report by CASI, including summaries of (a) all clinical and non-clinical data and (b) other results and analysis related to the Development of the Licensed Products. Starting from the second JSC meeting, where applicable, Development reports for each Indication shall be provided by CASI’s Project Leader to the JSC in preparation of the next JSC meeting in accordance with Section 3.5. Each Development report shall be compiled and reported in the English language. All information and reports provided to Cleave pursuant to this Section 4.7 shall be treated as Confidential Information of CASI hereunder.

ARTICLE V

SUPPLY AND MANUFACTURING

5.1.Supply.  Subject to Section 5.2, Cleave shall (by itself, through a contract manufacturing organization (“CMO”), or through a third party selected by Cleave) be solely responsible for the manufacturing of the Licensed Product at a facility located outside the PRC for CASI’s Development and Commercialization of the Licensed Product in the Territory. Cleave shall supply such Licensed Product to CASI in such quantities as required by CASI at Cleave’s [***]. The Parties shall enter into a supply agreement (“Supply Agreement”), which will set out specific terms and conditions for clinical and commercial supply of Licensed Product by Cleave to CASI. The Parties shall make Commercially Reasonable Efforts to enter into such Supply Agreement [***] after the Effective Date. The Supply Agreement shall provide that if a Regulatory Authority in the Territory desires to conduct an inspection or audit of Cleave with regard to the manufacture of the Licensed Product, Cleave shall allow such Regulatory Authority to conduct such inspection and audit, and CASI shall cooperate with Cleave and the Regulatory Authority with respect to such inspection or audit and provide reasonable assistance requested by Cleave with respect thereto, including, at Cleave’s request and to the extent permitted by Applicable Law, attending the applicable portions of such inspection or audit and using Commercially Reasonable Efforts to ensure the confidentiality of any information or documents accessed in such inspection or audit. Following receipt of the inspection or audit observations of the Regulatory Authority, Cleave will prepare any appropriate responses or filings with respect thereto, and, if requested by Cleave, CASI will reasonably assist Cleave. CASI reserves the right, but not the obligation, to manufacture the Licensed Product in China at its or its Affiliates’ future manufacturing facility in the Wuxi Huishan Economic Development Zone in Jiangsu Province, China, or through a qualified China CMO, provided that CASI will only use a manufacturing facility or a CMO that meets the minimum qualification criteria as set forth on Exhibit H. This right includes the agreement, [***], to transfer the manufacture of the Licensed Product, including all technology transfer of the CMC/manufacturing process and use of any Drug Master File, to CASI or a qualified CMO in China. Cleave will, [***], provide technical support as requested by CASI for the successful completion of the tech transfer and local GMP manufacturing of the Licensed Product in China.

5.2.Manufacturing Technology Transfer.  If CASI notifies Cleave in writing that it decides that CASI, an Affiliate of CASI, or a CMO selected by CASI will manufacture the Licensed Product in the Territory and request the manufacturing technology transfer, (a) the Parties shall discuss in good faith which entity should manufacture the Licensed Product, taking into account all relevant factors, provided that CASI shall have sole discretion on deciding which entity will manufacture the Licensed Product (but subject to the minimum qualification criteria as set forth on Exhibit H); and (b) Cleave shall promptly approve CASI and its Affiliates (as well as, if applicable, a further sublicense by CASI to such CMO) to manufacture the Licensed Product for use in the Field in the Territory. The Parties will promptly establish a plan for the transfer of the manufacturing process and QC assays that are owned or otherwise controlled by Cleave, from Cleave to CASI, CASI’s Affiliate, or such CMO selected by CASI. The manufacturing technology transfer plan will set out (i) activities and timelines for such manufacturing technology transfer and (ii) the support required by CASI from Cleave for such transfer, pursuant to which Cleave will provide access and transfer, to CASI, CASI’s Affiliate, or the CMO selected by CASI, all Cleave Technology that is Controlled by Cleave and is necessary or reasonably useful to manufacture the Licensed Product in the Field in the Territory. Upon CASI’s reasonable request, Cleave or its CMO will provide assistance and on-site support related to the manufacturing technology transfer to enable CASI, its Affiliate, or the CMO selected by CASI to manufacture the Licensed Product in substantially the same manner as Cleave (or its Affiliates, CMOs, or a third party selected by Cleave, as applicable) manufactures the Licensed Product for CASI. [***]. Notwithstanding the foregoing, the Parties acknowledge that CASI, at its sole discretion, may never exercise the option to manufacture the Licensed Product in the Territory.

5.3.Manufacturing Collaboration.  After manufacturing technology transfer from Cleave to CASI, and at the request of Cleave, the Parties may enter into a manufacturing collaboration and supply agreement (“Manufacturing Collaboration and Supply Agreement”), which sets out specific terms and conditions for:

(a)the supply of Licensed Product by CASI to Cleave, its Affiliates, and any Cleave licensees for use outside of the Territory; and

(b)the sharing of manufacturing and batch data between CASI and Cleave.

ARTICLE VI

COMMERCIALIZATION

6.1.Commercialization.  Subject to Section 3.2(c) and Section 3.4, CASI shall have the sole decision-making authority and responsibility to Commercialize the Licensed Product in the Territory itself or through one or more Sublicensees or other Third Parties selected by CASI (but subject to the requirements in Section 2.2) and shall have the sole decision-making authority and responsibility in all matters relating to the Commercialization of the Licensed Product in the Territory.

6.2.Diligence.  CASI shall use Commercially Reasonable Efforts to Commercialize the Licensed Product in a Region in the Territory after receiving Regulatory Approval in such Region in the Territory. Subject to Section 3.2(c) and Section 3.4, CASI shall have the exclusive right to determine the launch strategy for the Licensed Product in the Territory. Activities by CASI’s Affiliates and Sublicensees will be considered as CASI’s activities under this Agreement for purposes of determining whether CASI has complied with any obligation to use Commercially Reasonable Efforts.

6.3.Commercialization Reporting.  CASI shall, on each anniversary of the first commercial launch of the Licensed Product, provide Cleave with a written report summarizing in reasonable detail its major Commercialization activities conducted during the prior Calendar

Year. All information and reports provided to Cleave pursuant to this Section 6.3 shall be treated as Confidential Information of CASI hereunder.

6.4.Trademarks.  CASI shall have the sole authority to select trademarks for the Licensed Product in the Territory and shall own all such trademarks.

6.5.Compliance with Anti-Corruption and Anti-Bribery Laws.  CASI shall comply with all Applicable Laws including compliance and anti-corruption and anti-bribery laws and regulations, with respect to the Commercialization of the Licensed Product in the Territory. In particular, CASI shall conform its practices and procedures relating to educating the medical community in the Territory with respect to the Licensed Product to any applicable industry association regulations, policies and guidelines, as the same may be amended from time to time and shall comply with all Applicable Laws with respect thereto.

For the avoidance of doubt, anti-corruption and anti-bribery laws shall include but not be limited to the U.S. Foreign Corrupt Practices Act, the UK Anti-Bribery Act, the Criminal Law of the People’s Republic of China, the Laws of the People’s Republic of China Against Unfair Competition, the Provisional Regulation on Prohibition of Commercial Bribery, the Pharmaceutical Administration Law of the People’s Republic of China and other Applicable Laws of the People’s Republic of China and other Regions in the Territory, as well as any laws, regulations, administrative guidelines, judicial interpretations governing the operation and business activities of CASI, its Affiliates and Sublicensees in connection with the performance of this Agreement in the Territory, all as amended from time to time.

6.6.Compliance with Laws, Generally.  Each Party shall conduct, and shall cause its Affiliates, Sublicensees, subcontractors, consultants to conduct, all activities under this Agreement in good scientific manner and in material compliance with all applicable regulatory requirements and compulsory standards and all Applicable Laws now in force or which may hereafter be in force in the Territory. A Party will immediately notify the other Party if, at any time during the Term, the notifying Party, its Affiliates or any of its Sublicensees is convicted of an offense that would impede the Development or Commercialization of the Licensed Products in the Territory.

ARTICLE VII

REGULATORY MATTERS

7.1.Holder of Regulatory Approvals and Regulatory Materials.  To the extent permissible under Applicable Laws based on activities and roles of each Party set forth in the then-current CASI Development Plan, CASI (or an Affiliate of CASI) shall be the holder of Regulatory Approvals and Regulatory Materials for Licensed Products in the Field in the Territory. To the extent the foregoing is not permissible under Applicable Laws, then Cleave shall be the holder of Regulatory Approvals and Regulatory Materials for Licensed Products in the Field in the Territory for CASI’s benefit, and appoint CASI (or an Affiliate of CASI) as Cleave’s sole authorized regulatory agent of record in the Territory and take actions on behalf of and for the benefit of Cleave in accordance with Applicable Laws; provided that Cleave shall promptly transfer all Regulatory Approvals and Regulatory Materials to CASI or its designee when Applicable Laws in the Territory allow CASI (or an Affiliate of CASI) to hold such Regulatory Approvals and Regulatory Materials for the Licensed Product in the Territory at CASI’s expense. Cleave shall reasonably cooperate with CASI,  [***] to enable CASI (or an Affiliate of CASI) to obtain any or all such Regulatory Approvals and Regulatory Materials. Cleave shall have the right to preapprove the content of any filing that officially names CASI

(or an Affiliate of CASI) as its regulatory agent in the Territory, such approval not to be unreasonably withheld, delayed, or conditioned.

7.2.Regulatory Responsibilities.  CASI shall be responsible for all regulatory activities necessary to obtain and maintain Regulatory Approval of the Licensed Product in the Territory. CASI shall keep Cleave informed of regulatory developments related to the Licensed Product in the Territory both via the JSC and CASI’s reports pursuant to Section 4.7 and Section 6.3.

7.3.Regulatory Materials.  CASI shall prepare and submit all Regulatory Materials for the Licensed Product in the Territory. CASI shall timely notify Cleave of all material Regulatory Communications in English that are related to the Licensed Product in the Territory, and give Cleave a reasonable opportunity to review and comment. Moreover, with respect to submission of (a) an NDA in the Territory, CASI will provide Cleave with drafts of such filing in the language such filing is drafted and a reasonable English summary of such filing (which summary will include key information) not less than [***] prior to submission so that Cleave may review and comment, and (b) other material Regulatory Materials to any Regulatory Authority in the Territory, CASI will provide Cleave with drafts of such submissions in the language such submissions are drafted, and reasonable English summaries of such submissions (which summaries will include key information) not less than [***] prior to document finalization so that Cleave may review and comment on them. CASI shall consider all comments of Cleave in good faith, taking into account the best interests of the Development and/or Commercialization of the Licensed Product. If requested by Cleave (no more frequently than once every [***]), CASI shall provide Cleave copies of all Regulatory Communications that are not de minimis or non-substantive and that have not been previously provided to Cleave, in the language such Regulatory Communications were made. CASI shall also provide to Cleave copies of the final submitted version of each material Regulatory Material and each granted Regulatory Approval in the Territory. Upon request by CASI, Cleave shall, in accordance with Section 4.1(a) and subject to Section 4.5, reasonably assist CASI in seeking and obtaining Regulatory Approvals with respect to the Licensed Product in the Territory. Notwithstanding the foregoing, the day-to-day functional teams of the Parties may agree to other procedures for notifications, English summaries and translations, and commenting in respect of meetings, submissions, filings with any Regulatory Authority and notices, correspondences, communications or other filings received from any Regulatory Authority that are related to the Licensed Product in the Territory in order to facilitate the day-to-day work of the functional teams of the Parties.

7.4.Rights of Reference.  Cleave hereby grants CASI the right to use and reference all Regulatory Materials (including data contained therein) and Regulatory Approvals for the Licensed Product outside the Territory submitted by or on behalf of Cleave, its Affiliates, which right may be used by CASI only in the Field in the Territory. Cleave shall cause all relevant licensees of Cleave to grant access to relevant data and Regulatory Materials as may be required to satisfy reporting requirements, which will be limited to pharmacovigilance requirements in the Territory unless CASI has participated in the Global Study, in which case CASI will also have access to the data resulting from the Global Study for regulatory submissions and requests in the Territory. Cleave shall cause all relevant licensees of Cleave to grant such cross-reference rights, with right to sublicense to CASI. CASI hereby grants Cleave the right to use and reference all Regulatory Materials (including data contained therein) and Regulatory Approvals for the Licensed Product in the Territory submitted by or on behalf of CASI or its Affiliates, including obtaining human genetic resource pre-approval or clearance for the transfer of data to Cleave or any third party Cleave designates to receive such data, which right may be used by Cleave only outside the Territory. CASI shall cause all relevant licensees of CASI to grant access to relevant data and Regulatory Materials as may be required to satisfy reporting requirements, which will be limited to pharmacovigilance requirements outside the Territory unless Cleave’s licensees have participated in the Global Study, in which case they will also have access to the data resulting from the Global Study for regulatory submissions and requests outside the Territory. Each Party shall execute any documentation that is reasonably requested by the other Party to facilitate the exercise of such rights of reference.

7.5.Adverse Event Reporting.  During the Term, The Parties agree to comply with any and all Applicable Laws then applicable to the Licensed Product safety data collection and reporting. The Parties (or their respective Affiliates) will execute a safety and pharmacovigilance agreement (the “Safety and Pharmacovigilance Agreement”) prior to the initiation of clinical activities by CASI, but in any event within ninety (90) days after the Effective Date, to ensure the exchange of relevant safety data within appropriate time frames and in an appropriate format to enable the Parties to fulfill local and international regulatory reporting obligations and to facilitate appropriate safety reviews. In the event of any inconsistency between the terms of this Agreement and the Safety and Pharmacovigilance Agreement, the terms of this Agreement shall govern, except to the extent such conflicting terms relate directly to the pharmacovigilance responsibilities of the Parties (including the exchange of safety data), in which case the terms of the Safety and Pharmacovigilance Agreement shall govern. The Safety and Pharmacovigilance Agreement will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any Adverse Events, pregnancy reports, and any other safety information arising from or related to the use of the Licensed Product, consistent with Applicable Law. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to Regulatory Authorities. The information exchanged between the Parties pursuant to this Section 7.5 shall be transmitted by email, facsimile or overnight courier to the following address:

Transmission to Cleave:

Cleave Therapeutics, Inc.

135 Main Street, Suite 1145,

San Francisco, CA 94105

Attn: Chief Operating Officer

Email: [***]

Transmission to CASI:

CASI Pharmaceuticals, Inc.

9620 Medical Center Drive, Suite 300

Rockville, MD 20850

Attn: Chief Medical Officer

Email: [***]

7.6.Recall of Licensed Product.

(a)Mandatory Recall. In the event that any Regulatory Authority in the Territory issues or requests a recall or takes similar action in connection with the Licensed Product, the Party notified of such recall or similar action shall, within one (1) Business Day at the latest, advise the other Party thereof by telephone (and confirm by email), or email. Following notification of a mandatory recall in the Territory, the Parties shall comply with the mandatory recall.

(b)Voluntary Recall. In the event that either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party desiring such recall or similar action shall, within twenty-four (24) hours, advise the other Party thereof by telephone (and confirm by email or facsimile), email or facsimile. Following notification of a voluntary recall in the Territory, the Parties shall decide through the JSC whether to conduct a recall and the manner in which any such recall shall be conducted. In any case of dispute, Section 3.4 shall apply. All recalls shall be conducted in accordance with Applicable Laws.

(c)Costs of a Recall. As between the Parties, CASI shall bear the expenses of any recall of the Licensed Product in the Territory unless such recall is caused by the gross negligence or willful misconduct of Cleave or its other licensees outside the Territory. As between the Parties, Cleave shall bear the expenses of any recall of the Licensed Product outside the Territory.

7.7.Personally Identifiable Data.  Each Party shall process all Confidential Information containing personally identifiable data or personal data that it receives from the other Party in accordance with applicable data protection and privacy laws, rules and regulations to the extent the foregoing are applicable to such data.

ARTICLE VIII

FINANCIAL PROVISIONS

8.1.Initial Fee and Equity Investment.

(a)Initial Fee. In partial consideration of Cleave’s grant of the rights and licenses to CASI, CASI shall pay, or cause to be paid to Cleave, a fee of five million, five hundred thousand U.S. Dollars ($5,500,000), within ten (10) Business Days following the Effective Date.

(b)Equity Consideration in Form of a Convertible Promissory Note. In partial consideration of Cleave’s grant of the rights and licenses to CASI, CASI shall purchase from Cleave a Convertible Promissory Note for five million, five hundred thousand U.S. Dollars ($5,500,000) (the Principal) to be converted into shares of Conversion Stock (the Securities) in accordance with the terms and conditions of the Convertible Promissory Note attached hereto as Exhibit F.

8.2.Milestone Payments.  As further partial consideration for Cleave’s grant of the rights and licenses to CASI hereunder, CASI shall pay, or cause to be paid, to Cleave the following non-refundable milestone payments with respect to the first achievement by the Licensed Product of the milestone events described below by CASI, its Affiliate or Sublicensee. CASI shall promptly, but in no event later than [***] days following achievement of such milestone event, notify Cleave in writing of the achievement of any such milestone event and shall pay the relevant milestone within [***] days following receipt of a corresponding invoice from Cleave.

Milestone event for the Licensed Product	Milestone Payment (U.S. Dollars)
	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

Each of the milestone payments listed above shall [***]. If a milestone [***].

8.3.Commercial Event Payments.  As further partial consideration for Cleave’s grant of rights and licenses to CASI hereunder, CASI shall pay Cleave the [***] amounts for [***] of the following commercial event milestones for the Licensed Product:

(a)[***] U.S. Dollars ($[***]) for the first Calendar Year in which the [***] Net Sales in the Territory in [***] of the Licensed Product exceed [***] U.S. Dollars ([***]);

(b)[***] U.S. Dollars ([***]) for the first Calendar Year in which the [***] Net Sales in the Territory in [***] of the Licensed Product exceed [***] U.S. Dollars ([***]);

(c)[***] U.S. Dollars ([***]) for the first Calendar Year in which the [***] Net Sales in the Territory in [***] of the Licensed Product exceed [***] U.S. Dollars [***]); and

(d)[***] U.S. Dollars ([***]) for the first Calendar Year in which the [***] Net Sales in the Territory in [***] of the Licensed Product exceed [***] U.S. Dollars ([***]).

Total (Maximum): [***] U.S. Dollars ([***])

CASI shall deliver written notice to Cleave within [***] of the end of the Calendar Year in which a commercial event milestone occurs. CASI shall deliver the corresponding commercial event milestone payment to Cleave within [***] of receipt of a corresponding invoice from Cleave for the commercial event milestone payment set forth in the written notice.

For the avoidance of doubt, each commercial event milestone payment shall be made [***], regardless of the number of Calendar Years in which the Licensed Product achieves such commercial event milestone.

8.4.Royalty Payments for the Licensed Product.  As further consideration for Cleave’s grant of the rights and licenses to CASI hereunder, CASI shall, during the applicable Royalty Term, pay to Cleave a royalty on [***] Net Sales in the Territory of the Licensed Product for each Calendar Year at the percentage rates set forth below:

Annual Net Sales in the Territory of Licensed Product per Calendar Year (U.S. Dollars)	Incremental Royalty Rate
For Net Sales of the Licensed Product [***]	[***]
For that portion of Net Sales of the Licensed Product that is [***]	[***]
For that portion of Net Sales of the Licensed Product that is [***]	[***]
For that portion of Net Sales of the Licensed Product that is [***]	[***]
For that portion of Net Sales of the Licensed Product that is [***]	[***]
For that portion of Net Sales of the Licensed Product that is [***]	[***]

For example, if in a Calendar Year [***] Net Sales in the Territory of a Licensed Product in U.S. Dollars is [***], the total royalties due and payable by CASI to Cleave for such Net Sales would be [***] U.S. Dollars [***]

[***]

[***]

[***]

[***]

8.5.Royalty Reduction.  During the Royalty Term and [***], royalties due hereunder are subject to adjustment as a result of the events set forth below (such adjustments to be prorated for the then-current Calendar Quarter in which the reduction becomes applicable); provided, however, [***] the amounts set forth in Section 8.4 by any [***] for the Commercialization of the Licensed Product in the Territory by any or all reasons of the adjustments set forth below.

(a)Third Party Licenses.  If CASI, its Affiliates or Sublicensees are required to make any royalty payments to a Third Party for [***], then the amount of royalties payable under Section 8.4 [***] the sale of the Licensed Product [***].

(b)Patent Expiry. During the Royalty Term and [***]. The [***] in order to reflect the circumstance that the license granted by Cleave to CASI under Section 2.1 of this Agreement with respect to such Licensed Product in such Region refers substantially to Cleave Know-How and Cleave’s interest in Know-How within Joint Technology.

(c)Royalty Adjustment for Generic Entry. Upon Generic Competition with respect to a Licensed Product [***], the royalty rate for the remainder of the Term payable to Cleave on the Net Sales of such Licensed Product [***] in Section 8.4.

8.6.Cleave Third Party Agreement Fees.  Notwithstanding anything to the contrary hereunder, [***] to the respective counterparty or counterparties under each applicable Cleave Third Party Agreements.

8.7.Timing of Payment.  Royalties payable under Section 8.4 shall be [***]. Royalty obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, within [***] following receipt of a corresponding invoice from Cleave after the end of each Calendar Quarter during which the royalty obligation accrued.

8.8.Mode of Payment and Currency.  All payments to Cleave hereunder shall be made by deposit of U.S. Dollars in the requisite amount to such bank account as Cleave may from time to time designate by written notice to CASI. With respect to sales not denominated in U.S. Dollars, CASI shall convert each applicable quarterly sales in foreign currency into U.S. Dollars by using the exchange rate quoted by Bloomberg on www.bloomberg.com/markets/currencies/ on the last day of the relevant Calendar Quarter. Based on the resulting sales in U.S. Dollars, the then applicable royalties shall be calculated. The Parties may vary the method of payment set forth herein at any time upon mutual agreement, and any change shall be consistent with the local Applicable Law at the place of payment or remittance.

Invoices of Cleave shall be addressed to:

CASI Pharmaceuticals, Inc.

9620 Medical Center Drive, Suite 300

Rockville, MD 20850

Attn: Chief Operating Officer

Email: [***]

8.9.Royalty Reports and Records Retention.  Within [***] after the end of each Calendar Quarter and Calendar Year during which the Licensed Product have been sold, CASI shall deliver to Cleave, together with the applicable royalty payment due, a written report on  [***], of (a) [***] of Licensed Product subject to royalty payments for such Calendar Quarter or Calendar Year, (b) [***] (following the definition of Net Sales) from such gross invoiced amounts to calculate Net Sales, (c) [***] subject to royalty payments for such Calendar Quarter or Calendar Year and (d) corresponding [***]. Following Cleave’s receipt of such written report, Cleave will provide to CASI an invoice for the corresponding royalty obligation accrued. Such report shall be deemed Confidential Information of CASI subject to the obligations of Article X of this Agreement. [***] after each sale of the Licensed Product, CASI shall keep (and shall ensure that its Affiliates and Sublicensees shall keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the royalty calculations hereunder.

8.10.Legal Restrictions.  If at any time legal restrictions prevent the remittance by CASI of all or any part of royalties on Net Sales in [***], CASI shall have the right and option to make such payment by depositing the amount thereof in local currency to an account in the name of Cleave in a bank or other depository selected by Cleave in [***].

8.11.Late Payments.  All payments under this Agreement shall earn interest from the date due until paid at a rate [***] above the average of the prime rate as published in The Wall Street Journal, Western U.S. Edition, or any successor thereto during the [***] immediately preceding the due date of such overdue payment.

8.12.Audits.

(a)During the Royalty Term and [***] thereafter, upon the written request of Cleave, and not more than once in each Calendar Year, CASI shall permit, and shall cause its Affiliates or Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by Cleave, and reasonably acceptable to CASI or such Affiliate or Sublicensee, to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of CASI and its Affiliates or Sublicensees to verify the accuracy of the royalty reports and payments under this Article VIII. Such review may cover the records for sales made in any Calendar Year ending not more than four (4) years prior to the date of such request. The accounting firm shall disclose to Cleave and CASI only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Cleave.

(b)If such accounting firm concludes that additional royalties were owed during such period, CASI shall pay the additional royalties [***] after the date Cleave delivers to CASI such accounting firm’s written report, plus interest at the rate specified in Section 8.11. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods, or at CASI’s request, shall be reimbursed to CASI. Cleave shall pay for the cost of any audit, unless CASI has underpaid Cleave by [***] or more, in which case CASI shall pay for the costs of audit.

(c)Each Party shall treat all information that it receives under this Section 8.12 in accordance with the confidentiality provisions of Article X of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the other Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for such Party to enforce its rights under the Agreement.

8.13.Taxes.  Taxes required to be withheld under Applicable Laws for any royalty payment, milestone payments or other payments will be withheld by CASI, its Affiliates or Sublicensees. CASI, or its Affiliates, and Cleave shall [***], provided that CASI will use its best efforts to [***] for all payments made under the definitive agreement. The Parties agree to cooperate with one another and use reasonable efforts [***] required by Applicable Laws to be [***] under this Agreement, including by completing all procedural steps, and taking all reasonable measures, to ensure that [***] to the extent permitted under Applicable Laws, including income tax treaty provisions and related procedures for claiming treaty relief. Cleave shall assist and cooperate with CASI, its Affiliates, or Sublicensees, as applicable, to [***].

ARTICLE IX

INVENTIONS AND PATENTS

9.1.Patent Contacts.  Each Party shall designate its initial Patent Contact within thirty (30) days following the Effective Date and shall promptly thereafter notify the other Party of such designation. If at any time a vacancy occurs for any reason, the Party that appointed the prior incumbent shall as soon as reasonably practicable appoint a successor. Each Party shall promptly notify the other Party of any substitution of another person as its Patent Contact.

The Patent Contacts shall, from time to time, coordinate the respective patent strategies of the Parties relating to this Agreement.

9.2.Ownership of Background Technology.  All Background Technology shall remain the sole and undivided property of the Party, which owns the Background Technology.

9.3.Ownership of Foreground Technology.  Subject to the terms and conditions of this Agreement and any relevant Third Party agreements, ownership of Foreground Technology will be as follows.

(a)Any Technology that is developed or reduced to practice solely by CASI, or by an employee, contractor, subcontractor or Affiliate of CASI in the course of or in connection with this Agreement after the Effective Date, shall be owned exclusively by CASI and shall be licensed to Cleave pursuant to Section 2.3.

(b)Any Technology that is developed or reduced to practice solely by Cleave, or by an employee, contractor, subcontractor or Affiliate of Cleave after the Effective Date, shall be owned exclusively by Cleave and shall be licensed to CASI pursuant to Section 2.1.

(c)Any Joint Technology shall be owned jointly by the Parties, with each Party having an undivided one-half (1/2) interest therein, and each Party shall license its ownership interest in the Joint Technology to the other Party pursuant to Section 2.1 and Section 2.3. Each Party will exercise its ownership rights in and to such Joint Technology, including the right to license and sublicense or otherwise to exploit, transfer, or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses hereunder and the other relevant terms and conditions of this Agreement.

Each Party shall require its employees, contractors, and subcontractors to assign all inventions made by them to the Party by whom they are engaged.

9.4.Patent Prosecution and Maintenance.

(a)Cleave Patents. Cleave shall be [***] for the Prosecution and Maintenance of Patent Rights with respect to any Cleave Patents (such costs in connection with Cleave’s interest in Joint Technology is addressed in Section 9.4(c)), provided that CASI shall reimburse Cleave for its reasonable Out-of-Pocket Expenses for the Prosecution and Maintenance of Patent Rights with respect to any Cleave Patents that cover the Licensed Product in the Territory.

(b)CASI Patents. CASI shall be [***] for the Prosecution and Maintenance of Patent Rights with respect to any CASI Patents (such costs in connection with CASI’s interest in Joint Technology is addressed in Section 9.4(c)).

(c)Joint Technology. CASI and Cleave shall share responsibilities and decision-making with regard to patent matters relating to Joint Technology and shall [***] with respect thereto. Cleave shall be primarily responsible and shall [***] for the Prosecution and Maintenance of Patent Rights with respect to any Joint Patents outside of the Territory. CASI shall be primarily responsible and shall [***] for the Prosecution and Maintenance of Patent Rights with respect to any Joint Patents in the Territory.

(d)Patent Prosecution Party. The “Patent Prosecution Party” means:

(i)with respect to Patent Rights within the CASI Patents: CASI;

(ii)with respect to Patent Rights within the Joint Patents in the Territory: CASI;

(iii)with respect to Patent Rights within the Cleave Patents: Cleave;

(iv)with respect to Patent Rights within the Joint Patents outside of the Territory: Cleave.

For each patent application, patent and proceeding described in this Section 9.4(d), the Patent Prosecution Party shall, to the extent such activities relate to the Licensed Product:

(i)deliver to the other Party copies of communications between the Patent Prosecution Party and patent offices; and

(ii)take the other Party’s comments and suggestions, if any, into consideration when framing responses and submissions to patent offices.

The Patent Prosecution Party shall have final authority over patent strategy, including selection of jurisdictions in which to file patent applications and the content of responses and submissions to patent offices.

(e)Patent Term Extensions and Supplementary Protection Certificates.  The Parties shall cooperate in seeking any available extension or expansion of any Patent Rights in and to the CASI Patents, Cleave Patents, or Joint Patents. Such cooperation shall include:

(i)advising each other in a timely manner of any action by any Regulatory Authority that is pertinent to any such extension;

(ii)reasonably supplying each other with all information in its control pertaining to the extension of any such Patent Rights; and

(iii)cooperating with each other to execute all supporting affidavits or documents required in connection with the extension of any such Patent Rights.

(f)Discontinued Patents.  Either Party may at any time elect, by written notice to the other Party, to discontinue support for one or more Patent Rights for which it is the Patent Prosecution Party within the CASI Patents, Cleave Patents, or Joint Patents, as applicable (a “Discontinued Patent”); unless otherwise required in any administrative proceedings, such notice shall be sent at least [***] before any deadline applicable to the Prosecution and Maintenance of the Discontinued Patent. The Party discontinuing the Prosecution and Maintenance of its Patent Rights shall not be responsible for any costs relating to a Discontinued Patent that are incurred more [***] after receipt of that notice by the other Party. The other Party may elect, at its sole discretion and at its sole expense, to continue Prosecution and Maintenance of the Discontinued Patent in its respective territory if such Discontinued Patent is exclusively licensed to such Party in the respective territory of such Party hereunder (as regards CASI, the Territory, and as regards Cleave, outside the Territory). The Party discontinuing the Prosecution and Maintenance of its Patent Rights shall [***] Prosecution and Maintenance of the Discontinued Patent. [***] responsibility for Prosecution and Maintenance of any Discontinued Patent [***] with respect to such Discontinued Patent, including the rights of enforcement and defense under Section 9.5 and Section 9.6 of this Agreement, and the Discontinued Patent shall [***] and included in the Cleave Patents, Joint Patents or CASI Patents. In the event a Discontinued Patent is a Cleave Patent, such Discontinued Patent shall not be included in Cleave Patents for the purpose of [***] under this Agreement and [***].  Notwithstanding the foregoing, Cleave or CASI, respectively, may elect not to prepare and file in one or more countries or territories a patent application that would become Cleave Patents or CASI Patents, respectively, without having such potential patent application be deemed to be a Discontinued Patent.

9.5.Enforcement of Patents.

(a)Notice.  If either Party believes that a Cleave Patent is being infringed in the Territory or a CASI Patent, or Joint Patent is being infringed in or outside of the Territory, by a Third Party or if a Third Party claims that any Cleave Patent in the Territory in invalid or unenforceable, or a CASI Patent, or Joint Patent in or outside of the Territory is invalid or unenforceable, the Party possessing such knowledge or belief shall notify the other Party and provide it with details of such infringement or claim that are known by such Party.

(b)Right to Bring an Action.  The Patent Prosecution Party shall have the exclusive right to attempt to resolve such infringement or claim, including by filing an infringement suit, defending against such claim or taking other similar action (each, an “Action”) and to compromise or settle such infringement or claim. At the request of the Patent Prosecution Party, the other Party (“Other Party”) shall immediately provide the Patent Prosecution Party with all relevant documentation (as may be requested by the Patent Prosecution Party) evidencing that the Patent Prosecution Party is validly empowered by the Other Party to take an Action. The Other Party shall be under the obligation to join the Patent Prosecution Party in its Action if the Patent Prosecution Party determines that it is necessary to demonstrate “standing to sue”. If the Patent Prosecution Party does not intend to prosecute or defend an Action, the Patent Prosecution Party shall promptly inform the Other Party. If the Patent Prosecution Party does not initiate an Action with respect to such an infringement or claim within [***] following notice thereof, the Other Party shall have the right to attempt to resolve such infringement or claim. The Party initiating such Action shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section 9.5(b).

(c)Costs of an Action.  Subject to the respective indemnity obligations of the Parties set forth in Article XII, the Party taking an Action under Section 9.5(b) shall pay all costs associated with such Action, other than (subject to Section 9.5(e)) the expenses of the other Party if the other Party elects to join such Action (as provided in the last sentence of this paragraph). Each Party shall have the right to join an Action relating to a Cleave Patent, CASI Patent, or Joint Patent taken by the other Party at its own expense.

(d)Settlement.  Neither Party shall settle or otherwise compromise any Action by admitting that any Cleave Patent, CASI Patent, or Joint Patent is invalid or unenforceable without the other Party’s prior written consent, and, in the case of Cleave, Cleave may not settle or otherwise compromise an Action in a way that adversely affects or would be reasonably expected to adversely affect CASI’s rights or benefits hereunder with respect to the Licensed Product in the Territory or CASI’s rights with respect to a CASI Patent or Joint Patent in or outside the Territory, without CASI’s prior written consent. The settlement will be treated, for the purposes of Section 8.12, in accordance with the Applicable Law of the Region to which the settlement relates.

(e)Reasonable Assistance.  The Party not enforcing or defending Cleave Patent, CASI Patent, or Joint Patents shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to [***] on an ongoing basis by the non-enforcing or non-defending Party in providing such assistance.

(f)Distribution of Amounts Recovered.  Any amounts recovered by the Party taking an Action pursuant to this Section 9.5, whether by settlement or judgment, shall be allocated in the following order: (i) [***]; (ii) to [***] not taking such Action [***] in such Action, [***]; and (iii) the remaining [***] shall [***] (A) if Cleave brought the Action then [***] the Parties, and (B) if CASI brought the Action then [***] and deemed to be [***], and CASI shall [***].

9.6.Third Party Actions Claiming Infringement.

(a)Notice.  If a Party becomes aware of any Third Party Action in the Territory, such Party shall promptly notify the other Party of all details regarding such claim or action that is reasonably available to such Party.

(b)Right to Defend.  The Patent Prosecution Party shall have the right, at its sole expense, but not the obligation, to defend a Third Party Action described in Section 9.6(a) and to compromise or settle such Third Party Action. If the Patent Prosecution Party declines or fails to assert its intention to defend such Third Party Action within [***] of receipt/sending of notice under Section 9.6(a), then the Other Party shall have the right to defend such Third Party Action. The Party defending such Third Party Action shall have the sole and exclusive right to select counsel for such Third Party Action.

(c)Consultation.  The Party defending a Third Party Action pursuant to Section 9.6(b) shall be the “Controlling Party.” The Controlling Party shall consult with the non-Controlling Party on all material aspects of the defense. The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings. The non-Controlling Party will be entitled to be represented by independent counsel of its own choice at its own expense.

(d)Appeal.  In the event that a judgment in a Third Party Action is entered against the Controlling Party and an appeal is possible, the Controlling Party shall have the first right, but not the obligation, to file such appeal. In the event the Controlling

Party does not desire to file such an appeal, it will promptly, in a reasonable time period (i.e., with sufficient time for the non-Controlling Party to take whatever action may be necessary) prior to the date on which such right to appeal will lapse or otherwise diminish, permit the non-Controlling Party to pursue such appeal at such non-Controlling Party’s own cost and expense. If Applicable Law requires the other Party’s involvement in an appeal, the other Party shall be a nominal party of the appeal and shall provide reasonable cooperation to such Party at such Party’s expense.

(e)Costs of an Action.  Subject to the respective indemnity obligations of the Parties set forth in Article XII, the Controlling Party shall [***] with such Third Party Action [***] if the other Party elects to join such Third Party Action (as provided in the last sentence of this paragraph). Each Party shall have the right to join a Third Party Action defended by the other Party at its own expense.

(f)No Settlement Without Consent.  Neither Party shall settle or otherwise compromise any Third Party Action [***] without the other Party’s prior written consent, and, in the case of Cleave, [***], without CASI’s prior written consent.

ARTICLE X

CONFIDENTIALITY

10.1.Confidentiality Obligations.  Each Party agrees that, for the Term and for [***] thereafter, such Party shall, and shall ensure that its officers, directors, employees and agents (“Representatives”) shall, keep completely confidential and not publish or otherwise disclose and not use for any purpose except as expressly permitted hereunder any Confidential Information disclosed to it by the other Party pursuant to this Agreement. The receiving Party shall provide or permit access to Confidential Information of the disclosing Party only to those of its Representatives who have a need to know such Confidential Information to assist the receiving Party with the activities contemplated or required of it by this Agreement, provided that those persons are bound by confidentiality and non-use obligations of the Confidential Information consistent with the confidentiality provisions of this Agreement as they apply to the receiving Party and that the receiving Party will remain fully responsible for any breach of the confidentiality or non-use obligation by such persons. The foregoing obligations shall not apply to any Confidential Information disclosed by a Party hereunder to the extent that the receiving Party can demonstrate that such Confidential Information:

(a)was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)was subsequently lawfully disclosed to the receiving Party or its Affiliates by a Third Party that is entitled to disclose it other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

(e)was developed or discovered by employees or agents of the receiving Party or its Affiliates without the use of the Confidential Information of the disclosing Party.

Notwithstanding the above obligations of confidentiality and non-use, a Party may disclose information to the extent that such disclosure is reasonably necessary in connection with:

(i)filing or prosecuting patent applications;

(ii)prosecuting or defending litigation;

(iii)conducting Clinical Trials pursuant to this Agreement;

(iv)seeking Regulatory Approval of the Licensed Product and other approvals necessary to perform this Agreement; or

(v)complying with Applicable Law, including securities law and the rules of any securities exchange or market on which a Party’s securities are listed or traded.

In addition to the foregoing, CASI may, in furtherance of its rights under this Agreement, disclose Confidential Information of Cleave to Third Party subcontractors, consultants, advisors, Sublicensees, or agents on a “need-to-know” basis, provided that such Third Party is bound by obligations of confidentiality at least as stringent as the ones herein.

In making any disclosures set forth in clauses (i) through (v) above, the disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed. In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body, the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party.

10.2.Publications.  CASI shall not publish any information relating to the Licensed Product without the written consent of Cleave (which shall not be unreasonably withheld or delayed) unless such information has already been publicly disclosed either prior to the Effective Date or after the Effective Date through no fault of CASI or otherwise not in violation of this Agreement. CASI shall submit to Cleave for Cleave’s written approval any publication or presentation (including, without limitation, in any seminars, symposia or otherwise) of information related directly to the Licensed Product for review and approval [***] prior to submission for the proposed date of publication or presentation. Cleave shall have the right to make such publications or presentations as it chooses, in its sole discretion, without the approval of CASI; provided, however, Cleave shall notify CASI of any proposed publication or presentation (including, without limitation, in any seminars, symposia or otherwise) that references any data provided by CASI and/or names a CASI Representative as an author thereof, provide a copy of such proposed publication or presentation to CASI for review and comment [***] prior to submission for the proposed date of publication or presentation, and consider CASI’s comments in good faith.

10.3.Press Releases and Disclosure.

(a)The agreed public announcement by the Parties of the execution of this Agreement is set forth on Exhibit E hereto.

(b)Neither Party may make any subsequent press release or public announcements regarding this Agreement or any matter covered by this Agreement, including the Development or Commercialization of the Licensed Product in the Territory, without the prior written consent of the other Party. If a Party desires to make a press release or public announcement, such Party shall provide the other Party with a draft thereof [***] prior to the date on which such Party would like to make such press release or public announcement. The Parties shall use good faith efforts to agree on a joint press release with respect to such matter. Notwithstanding the foregoing, a Party may make a press release or public announcement without the consent of the other Party if so required by Applicable Law.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.1.Representations and Warranties of Both Parties.  Each Party represents and warrants to the other Party that, as of the Effective Date:

(a)such Party is duly organized and validly existing under the Applicable Laws of the jurisdiction of its incorporation or organization;

(b)such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c)this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles;

(d)The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Applicable Law of any Governmental Body having authority over such Party; and

(e)such Party has all right, power and authority to enter into this Agreement and to perform its obligations under this Agreement.

11.2.Additional Representations, Warranties and Covenants of Cleave.  Cleave represents, warrants and covenants to CASI, as of the Effective Date that:

(a)Cleave Controls the Cleave Technology, and has all rights under the Cleave Technology to grant the licenses to CASI as purported to be granted under this Agreement, free of any lien or security interest, and Cleave has not previously licensed, assigned, transferred, or otherwise conveyed any right, title, or interest in and to the Licensed Product or Cleave Technology to any Third Party in the Territory that would conflict or interfere with any rights or licenses granted CASI hereunder;

(b)to the Knowledge of Cleave, all tangible information and data provided by or on behalf of Cleave to CASI on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and Cleave has not failed to disclose, or cause to be disclosed, any information or data that would cause the information and data that has been disclosed to be misleading in any material respect;

(c)the Cleave Patents listed on Exhibit B hereto constitute all of the Cleave Patents that Cover the Development, Manufacture and/or Commercialization of Licensed Product in the Territory as contemplated by this Agreement;

(d)none of the Cleave Patents listed on Exhibit B hereto has been adjudged invalid or unenforceable in whole or in part, nor is there any such proceeding pending;

(e)to the Knowledge of Cleave, there is no infringement or misappropriation of any Cleave Technology in the Territory by any Third Party;

(f)it has not received any written notice of any suit, claim, action or proceeding challenging or seeking to deny its rights or any of its Affiliates’ rights in any Cleave Technology, excluding prosecution of patent applications with the relevant administrative patent offices;

(g)to the Knowledge of Cleave, the practice and use of the Cleave Technology as licensed herein does not infringe the Patent Rights or misappropriate the intellectual property rights of any Third Party in the Territory;

(h)to the Knowledge of Cleave, it (and any other party acting under its authority) has complied in all material respects with all Applicable Laws in connection with the Development, manufacture, storage and disposition of the Licensed Product (including information and data provided to Regulatory Authorities), and has not used any employee, consultant or contractor who has been debarred by any Regulatory Authority, or to the Knowledge of Cleave, is the subject of a debarment proceeding by any Regulatory Authority;

(i)except for the Cleave Third Party Agreement set forth on Exhibit C, there is no agreement between Cleave or its Affiliates with any Third Party pursuant to which Cleave or its Affiliates has licensed, sublicensed or obtained any Cleave Technology from a Third Party;

(j)it has provided CASI with a true, complete and correct copy of each Cleave Third Party Agreement;

(k)the right Cleave grants to CASI under this Agreement is not in conflict with any Cleave Third Party Agreement, and Cleave’s performance of its obligations under this Agreement does not and will not cause any breach of any Cleave Third Party Agreement;

(l)Cleave and its Affiliates (i) have not breached or defaulted under any of its obligations under the terms and conditions with any Cleave Third Party Agreement as of the Effective Date and all Cleave Third Party Agreements as of the Effective Date are in full force and effect; (ii) have not received any written notice that alleges breach or default by Cleave of, requests a material amendment of, or termination of any Cleave Third Party Agreement; (iii) are not aware of any potential breach, default, or potential default of any Cleave Third Party Agreement; and (iv) are not aware of any other facts or circumstances likely to result in a material breach or termination of any Cleave Third Party Agreement or that would result in any reduction or loss of any rights granted to CASI hereunder;

(m)during the Term, Cleave and its Affiliates (i) will not breach or default under the terms and conditions of each Cleave Third Party Agreement that would be necessary or reasonably useful for CASI to Develop, manufacture, or Commercialize the Licensed Product in the Field in the Territory pursuant to this Agreement; (ii) will ensure that the Cleave Third Party Agreements are in full force and effect for so long as any Cleave Technology licensed to Cleave under such Cleave Third Party Agreements are necessary or reasonably useful for the Development, manufacture, or Commercialization of the Licensed Products in the Field in the Territory; (iii) will provide prompt notice to CASI of its receipt of any written notice that alleges breach or default by Cleave of, requests a material amendment of, or termination of any Cleave Third Party Agreement; (iv) will not amend, modify or terminate any Cleave Third Party Agreements in a manner that would terminate rights that are sublicensed to CASI hereunder or otherwise diminish the scope or exclusivity of the licenses granted to CASI under the technology licensed to CASI hereunder; and (v) after any Cleave Third Party Agreement is amended, Cleave shall promptly notify CASI of the same, and provide a true and complete copy of the amended Cleave Third Party Agreement for CASI to determine Cleave’s compliance of its covenants hereunder;

(n)during the Term, Cleave and its Affiliates will not grant any interest in the Cleave Technology that is inconsistent with the terms and conditions of this Agreement.

11.3.Additional Representations, Warranties and Covenants of CASI.  CASI represents warrants and covenants to Cleave, as of the Effective Date that:

(a)all declarations made, directly or indirectly, by CASI to Cleave related to CASI’s qualifications, ability, and competence to Develop, manufacture and Commercialize the Licensed Product in the Territory are true and correct in all material respects. In particular, CASI has secured availability of funds sufficient to perform its financial obligations to Cleave, as well as Development, manufacturing and Commercialization obligations hereunder.

(b)CASI, in conformity with current generally accepted industry standards and procedures, (i) shall have and maintain facilities, personnel, experience and expertise to perform its obligations hereunder; (ii) shall perform its obligations hereunder with reasonable due care; and (iii) shall establish and maintain quality assurance, quality controls and review procedures to facilitate performance of its obligations hereunder;

(c)CASI shall comply in all material respects with all Applicable Laws and regulations now in force or which may hereafter be in force in relation to bookkeeping obligations, tax obligations, and compliance obligations under Applicable Laws;

(d)CASI shall implement security systems and intellectual property protection guidelines within its organization, which are in conformity with international industry standards designed to avoid unauthorized disclosure of proprietary intellectual property rights within the Cleave Technology, CASI Technology, or Joint Technology, including any Know-How therein, to any Third Party;

(e)to the Knowledge of CASI, there are not any Patent Rights, Know-How or Materials Controlled by CASI or any of its Affiliates, including Third Party rights, which are necessary in the Development, manufacture, use or Commercialization of the Licensed Products as of the Effective Date;

(f)all employees of CASI or its Affiliates working under this Agreement will be under the obligation to assign all, right, title and interest in and to their inventions and discoveries, whether or not patentable, made in performance of such work to CASI or its Affiliates as the sole owner thereof; and

(g)neither CASI nor any of its Affiliates or any of its or their subcontractors or any of its or their employees who may perform any activities under this agreement is or has been disqualified or debarred (or the subject of a similar penalty in the Territory) by a Regulatory Authority or, to the best of CASI’s knowledge, is or has been the subject of disqualification or debarment proceedings (or similar proceedings in the Territory) by a Regulatory Authority.

ARTICLE XII

INDEMNIFICATION AND INSURANCE

12.1.Indemnification by CASI.  CASI shall indemnify, defend and hold Cleave and its Affiliates and each of their respective employees, officers, directors and agents (the “Cleave Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) (“Losses”) to the extent arising out of Third Party claims or suits related to (a) the gross negligence or intentional misconduct of CASI or any of its Affiliates, Sublicensees, or contractors, or any of their respective directors, officers, employees and agents, in performing CASI’s obligations or exercising CASI’s rights under this Agreement; (b) the breach by CASI of its representations or warranties set forth in Article 11; or (c) the Development, manufacture or Commercialization of the Licensed Product by CASI or any of its Affiliates, Sublicensees or subcontractors, including any product liability, personal injury, property damage or other damage caused by or in the course of (i) the conduct of Clinical Trials or (ii) the distribution, use of or exposure to the Licensed Product; provided, however, that CASI’s obligations pursuant to this Section 12.1 shall not apply (w) to the extent such claims or suits result from the negligence or willful misconduct of any of the Cleave Indemnitees, (x) with respect to product liability claims arising out of any breach by Cleave of the Supply Agreement, (y) with respect to claims or suits arising out of breach by Cleave of its representations, warranties or covenants set forth in Article XI, or (z) to the extent such Losses arise from, are based on, or result from any activity or occurrence for which Cleave is obligated to indemnify pursuant to Section 12.2.

12.2.Indemnification by Cleave.  Cleave shall indemnify, defend and hold CASI and its Affiliates and each of their respective agents, employees, officers and directors (the “CASI Indemnitees”) harmless from and against any and all Losses to the extent arising out of Third Party claims or suits related to (a) the gross negligence or intentional misconduct of Cleave or any of its Affiliates, sublicensees, or contractors, or any of their respective directors, officers, employees and agents, in performing Cleave’s obligations or exercising Cleave’s rights under this Agreement; (b) the breach by Cleave of its representations, warranties or covenants set forth in Article 11; or (c) the development, manufacture, or commercialization of the Licensed Product by Cleave or any of its Affiliates, licenses, or sublicensees or subcontractors outside the Territory, including any product liability, personal injury, property damage or other damage caused by or in course of (i) the conduct of Clinical Trials or (ii) the distribution, use of or exposure to the Licensed Product; provided, however, that Cleave’s obligations pursuant to this Section 12.2 shall not apply (x) to the extent that such claims or suits result from the negligence or willful misconduct of any of the CASI Indemnitees, (y) with respect to claims or suits arising out of a breach by CASI of its representations or warranties set forth in Article XI, or (z) to the extent such Losses arise from, are based on, or result from any activity or occurrence for which CASI is obligated to indemnify pursuant to Section 12.1.

12.3.No Consequential Damages.  IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF.

12.4.Notification of Claims; Conditions to Indemnification Obligations.  The Party seeking for indemnification under this Article XII shall (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto, (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit, and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party. The indemnifying Party shall have no liability under this Article XII with respect to claims or suits settled or compromised without its prior written consent.

12.5.Insurance.  During the Term, CASI shall obtain and maintain, at its sole cost and expense, clinical trial and product liability insurance (including any self-insured arrangements) in amounts that are reasonable and customary in the pharmaceutical and biotechnology industry for companies engaged in comparable activities in the Territory, and such insurance shall name Cleave as an additional insured. It is understood and agreed that this insurance shall not be construed to limit CASI’s liability with respect to its indemnification obligations hereunder. CASI will, except to the extent self-insured, provide to Cleave upon request a certificate evidencing the insurance CASI is required to obtain and keep in force under this Section 12.5.

ARTICLE XIII

TERM AND TERMINATION

13.1.Term and Expiration.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article XIII, shall continue in full force and effect on a Region-by-Region basis until the Royalty Term in such Region with respect to the Licensed Product expires, at which time this Agreement shall expire in its entirety with respect to the Licensed Product in such Region, and the terms of Section 13.5(b)(i) shall apply.

13.2.Termination of the Agreement by CASI for Convenience.  At any time during the Term, CASI may, at its convenience, terminate this Agreement in its entirety [***]  written notice to Cleave.

13.3.Termination upon Material Breach.

(a)If a Party commits a material breach of this Agreement, the other Party may give to the breaching Party a written notice specifying the nature of the breach, [***], and stating its intention to terminate this Agreement [***]. If such breach is not cured [***] after the receipt of such notice by the breaching Party, the other Party shall be entitled to terminate this Agreement immediately by written notice to the breaching Party.

(b)Notwithstanding Section 13.3(a), if the allegedly breaching Party in good faith disputes such material breach and provides written notice of that dispute to the other Party within the applicable period set forth in Section 13.3(a), the matter shall be addressed under the dispute resolution provisions in Article XIV, and the termination shall not become effective unless and until it has been determined under Article XIV that the allegedly breaching Party is in material breach of this Agreement and has failed to cure such breach within the time period provided in Section 13.3(a) following such determination. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

13.4.Termination for Bankruptcy.  If at any time during the term of this Agreement, a Bankruptcy Event relating to either Party (the “Bankrupt Party”) occurs, the other Party shall have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this Agreement upon [***] prior written notice to the Bankrupt Party. It is agreed and understood that if the other Party does not elect to terminate this Agreement upon the occurrence of a Bankruptcy Event, except as such other Party may otherwise agree with the trustee or receiver appointed to manage the affairs of the Bankrupt Party, such other Party shall continue to make all payments required of it under this Agreement as if the Bankruptcy Event had not occurred, and the Bankrupt Party shall not have the right to terminate any license granted herein.

13.5.Effects of Termination.

(a)Survival

(i)Without limiting the foregoing, Article I (Definitions), Section 2.3 (Grant of License to Cleave), Section 4.6 (Records)(solely with respect to the obligation to maintain records for the period specified therein), Section 8.9 (Royalty Reports and Records Retention) through Section 8.12 (Audits) (with respect to payments payable and Net Sales realized prior to the termination effective date of this Agreement or post the termination effective date pursuant to Section 13.5(b)(ii)(F)), Section 8.13 (Taxes), Section 9.2 (Ownership of Background Technology) and Section 9.3 (Ownership of Foreground Technology), Section 9.4 (Patent Prosecution and Maintenance) and Section 9.5 (Enforcement of Patents) (each, solely with respect to Joint Technology), Section 9.6 (Third Party Actions Claiming Infringement), Section 10.1 (Confidentiality Obligations), Article XII (Indemnification and Insurance)(excluding Section 12.5 (Insurance)), Section 13.5 (Effects of Termination), Article XIV (Dispute Resolution), Section 15.8 through Section 15.12 (Miscellaneous) hereof shall survive the expiration or termination of this Agreement for any reason.

(ii)Termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination. In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Applicable Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(b)Licenses

(i)Upon expiration of the Royalty Term with respect to any Licensed Product [***], then as of the effective date of such expiration and [***], the license from Cleave to CASI under Section 2.1 shall convert to a fully paid, royalty free, irrevocable, perpetual, exclusive, and sublicenseable license under the Cleave Technology to Develop, manufacture, have manufactured, use and Commercialize such Licensed Product in such Region.

(ii)Upon termination of this Agreement for any reason, the following provisions shall apply:

(A)all licenses granted to CASI under Section 2.1 [***];

(B)CASI shall, to the extent permissible under Applicable Laws and commercially feasible, upon written request by Cleave and subject to Cleave assuming legal responsibility for any Clinical Trials of the Licensed Product then ongoing, [***]  if the termination is by CASI under Section 13.3, or (2) [***]  under Section 13.3 or by CASI under Section 13.2, all regulatory documentation and Regulatory Approvals prepared or obtained by or on behalf of CASI prior to the date of such termination, to the extent solely related to the Licensed Product [***], and CASI shall have the right to [***] documentation and Regulatory Approvals for recordkeeping purposes;

(C)CASI shall, upon written request of Cleave, [***], at CASI’s option, destroy, (1) [***] under Section 13.3, and (2) at CASI’s cost and expense if the termination is by Cleave under Section 13.3 or by CASI under Section 13.2, all relevant records and materials in its possession or control containing or comprising the Cleave Know-How and the Cleave Materials or such other Confidential Information of Cleave, and CASI shall have the right to [***] Materials and such other Confidential Information [***].

(D)CASI may, following consultation with Cleave and at its sole option and discretion, (1) destroy or retain any and all Materials relating to or comprising the Licensed Product, including clinical supplies of the Licensed Product, that are Controlled by CASI, or (2) [***] if the termination is by Cleave under Section 13.3 or by CASI under Section 13.2), or (3) [***]. Any clinical supplies of the Licensed Product or other Materials purchased by Cleave from CASI shall be purchased on an “as is” basis with no representations or warranties.

(E)To the extent not prohibited by Applicable Law, CASI shall wind down any ongoing Clinical Trials with respect to the Licensed Product, or if allowable under Applicable Law, [***] if the termination is by CASI under Section 13.3 or (2) [***] if the termination is by Cleave under Section 13.3 or by CASI under Section 13.2, in which case [***] of the Licensed Product at [***].

(F)CASI and its Affiliates and Sublicensees shall be entitled, during the [***] following such termination, to sell on the normal business terms in existence prior to such termination, any commercial inventory of the Licensed Product which remains on hand as of the date of the termination, [***] in accordance with the terms and conditions set forth in this Agreement. [***].

(G)CASI shall, if the termination is by Cleave under Section 13.3 or by CASI under Section 13.2, at Cleave’s option, [***]  owned by CASI relating to the Licensed Product [***] to be agreed upon between the Parties.

(H)Except in the case CASI terminates this Agreement pursuant to Section 13.3 or Section 13.4, the license granted by CASI to Cleave under Section 2.3 shall be expanded to include the Territory.

(I)In the case CASI terminates this Agreement pursuant to Section 13.3, the licenses granted to Cleave under Section 2.3 shall terminate. If Cleave requests in writing a continuation of such licenses, Cleave has [***] into a distinct License Agreement regarding such [***], after which such rights of Cleave shall expire.

(iii)Upon any termination of this Agreement, each of CASI’s Sublicensees shall continue to have the rights and license set forth in its Sublicense agreements and such Sublicense agreements shall be automatically assigned by CASI to Cleave in its entirety, if such Sublicense agreement is related solely to the Licensed Product, or in part, with respect to the part of such Sublicense agreement that relates solely to the Licensed Product; provided that (a) such Sublicensee is not then in breach of any of its material obligations under its Sublicense agreement, (b) Cleave shall not be obligated to conduct any obligations under such Sublicense agreement that are beyond the scope of Cleave’s obligations owing to CASI under this Agreement (by way of example, if CASI has committed to its Sublicensee under a Sublicense agreement to provide Development work such as funding or conducting a clinical trial, such obligations shall not be automatically assigned to Cleave), and (c) such Sublicense agreement will not be automatically assigned to Cleave upon termination of this Agreement if CASI does not terminate or otherwise remains obligated to perform any of the obligations that Cleave is not obligated to conduct under (b) above.

ARTICLE XIV

DISPUTE RESOLUTION

14.1.Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish under this Article XIV procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event that the Parties are unable to resolve such dispute through diligent review and deliberation by the JSC (in accordance with Section 3.4) [***] from the day that one Party had designated the issue as a dispute in written notice to the JSC, then either Party shall have the right to escalate such matter to senior management as set forth in Section 14.2.

14.2.Escalation to Executive Officers.  Either Party may, by written notice to the other Party, request that a dispute that remained unresolved by the JSC [***] as set forth in Section 14.1 arising between the Parties in connection with this Agreement, or a dispute relating to material breach, be resolved by the Executive Officers for resolution, [***] of their first consideration of such dispute.

14.3.Arbitration.  If the Executive Officers cannot resolve such dispute [***] of their first consideration of such dispute, then upon the filing of a Request for Arbitration by either Party, such dispute shall be submitted to Arbitration in the State of Delaware and settled under the Commercial Arbitration Rules of the AAA. The place of arbitration shall be the State of Delaware. The language to be used in the arbitral proceedings shall be English. The dispute, controversy or claim referred to arbitration shall be decided in accordance with the laws of the State of Delaware. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. Nothing in this Section 14.3 will preclude either Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration, if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.

ARTICLE XV

MISCELLANEOUS PROVISIONS

15.1.Relationship of the Parties.  Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture, or employer-employee relationship between the Parties.

15.2.Assignment.

(a)Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, and without prejudice to Section 2.6, Section 2.7, and Section 2.8, either Party may assign this Agreement or delegate its obligations in whole without the consent of the other Party to (i) an Affiliate of such Party; (ii) a successor to all or substantially all of the business of that Party to which this Agreement relates, in connection with any merger, sale of stock, sale of assets or other similar transaction; or (iii) the surviving corporation in the event of a Change of Control.

(b)No assignment under this Section 15.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder and provided, further, that as a condition of such assignment, the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder.

(c)This Agreement shall be binding upon the successors and permitted assigns of the Parties.

15.3.Performance by Affiliates.  Either Party shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised by, any of its Affiliates, and the performance of such obligations by any such Affiliate(s) shall be deemed to be performance by such Party; provided, however, that such Party shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of such Party hereunder shall be deemed to be a failure by such Party to perform such obligations.

15.4.Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.5.Accounting Procedures.  Each Party shall calculate all amounts hereunder and perform other accounting procedures required hereunder and applicable to it in accordance with the Accounting Standard applicable to such Party.

15.6.Force Majeure.  Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, epidemics, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a Governmental Body, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable. The payment of invoices due and owing hereunder shall in no event be delayed by the payer because of a force majeure affecting the payer. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a force majeure for the purposes of this Agreement even though the pandemic is ongoing solely to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date.

15.7.No Trademark Rights.  No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.

15.8.Entire Agreement of the Parties; Amendments.  This Agreement and the Exhibits hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings, and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification, or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

15.9.Captions.  The captions to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

15.10.Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

15.11.Notices and Deliveries.  Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by electronic mail, facsimile (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to Cleave, addressed to:

Cleave Therapeutics, Inc.

135 Main Street, Suite 1145,

San Francisco, CA 94105

Attn: CEO

Email:   [***]

If to CASI, addressed to:

CASI Pharmaceuticals, Inc.

9620 Medical Center Drive, Suite 300

Rockville, MD 20850

Attn: Chief Operating Officer

Email: [***]

With a copy to:

Ropes & Gray LLP

36F, Park Place

1601 Nanjing Road West

Shanghai, China 200040

Attention: Geoffrey Lin and David R. Chen

Email: [***]; [***]

15.12.Language.  Unless otherwise provided in this Agreement, any written communication or documentation exchanged under this Agreement shall be in the English language. The Party supplying the documentation shall be responsible, at its own cost, for having such documentation translated into English, if necessary. Either Party may request that the other Party provide copies of the original source documents in addition to the English language translations thereof.

15.13.Waiver.  A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

15.14.Severability.  When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

15.15.Interpretation.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. Unless the context otherwise requires, countries shall include territories.

15.16.Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written, each copy of which shall for all purposes be deemed to be an original.

Cleave Therapeutics, Inc.

Name: Amy Burroughs Title: CEO

[Signature Page to the License Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written, each copy of which shall for all purposes be deemed to be an original.

CASI Pharmaceuticals, Inc.

Name: Wei-Wu He Title: Chairman and CEO

[Signature Page to the License Agreement]

Exhibit A

CB-5339

[Exhibit omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit A

Exhibit B

Cleave Patents

[Exhibit omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit B

Exhibit C

Cleave Third Party Agreements

(NONE)

Exhibit C

Exhibit D

CB-5339 Global Development Plan

[Exhibit omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit D

Exhibit E

Press Release

[Exhibit omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit E

Exhibit F

Convertible Promissory Note

[Exhibit omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit F

Exhibit G

Subcontractor Qualifications

[Exhibit omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit G

Exhibit H

Facility/CMO Qualifications

Criteria for a China-based CMO:

[Exhibit omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit H